UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

TRIUMPH BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than Registrant)

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TRIUMPH

NOTICE OF

2020

ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

THE POWER OF AND

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

March 26, 2020

Dear Triumph Bancorp, Inc. Stockholders,

You are cordially invited to attend the Annual Meeting of Stockholders of Triumph Bancorp, Inc., to be held on May 7, 2020. The Annual Meeting will begin promptly at 1:00 p.m., local time, at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251.

A Notice of Annual Meeting of Stockholders and the Proxy Statement for the meeting are attached. To ensure your representation at the Annual Meeting, you are urged to vote by proxy via the Internet or telephone pursuant to the instructions provided in the enclosed proxy card; or by completing, dating, signing and returning the enclosed proxy card.

Justin Trail and Robert Dobrient, each of whom has served on our Board since 2010, will retire from the Board effective as of the date of the Annual Meeting. The Chairman and the entire Board earnestly thank each of Messrs. Trail and Dobrient for their long and dedicated service to the Company. Two new nominees, Debra Bradford and Laura Easley, have been nominated to fill the vacancies created by the retirements of Messrs. Trail and Dobrient. We are excited about the experience and skill sets these outstanding candidates will bring to our Board going forward.

The Notice of Annual Meeting and Proxy Statement on the following pages contain information about the official business of the Annual Meeting. Whether or not you expect to attend, please vote your shares now. Of course, if you decide to attend the Annual Meeting, you will have the opportunity to revoke your proxy and vote your shares in person. This Proxy Statement is also available at www.proxydocs.com/TBK.

We are monitoring developments regarding the coronavirus or COVID-19 and preparing in the event any changes for our annual meeting are necessary or appropriate. If we determine to make any change, such as to the location or to hold the meeting by remote communication, we will announce the change in advance and provide instructions on how stockholders can participate on our website at https://www.triumphbancorp.com under the “Investor Releations” tab. If we determine to hold our annual meeting by remote communication, a list of our stockholders of record will be made available to stockholders during the meeting as provided in such notice and instructions posted on our investor relations site as set forth above.

Sincerely,

Aaron P. Graft

President and Chief Executive Officer

          Triumph Bancorp  |  2020 Proxy Statement

Notice of Annual Meeting of Stockholders

To be held May 7, 2020

Meeting Information

Date:	May 7, 2020
Time:	1:00 p.m., local time
Location:	3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251
Record Date:	Close of business, March 10, 2020

Voting Items

1.	To elect eight directors to the Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified;

2.	To vote on a non-binding advisory resolution to approve the compensation of the Company’s named executive officers as disclosed in the accompanying proxy statement (the “Say on Pay Proposal”);

3.	To ratify the appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year; and

4.	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

We are furnishing our 2019 Annual Report and proxy materials to our stockholders primarily through the Internet this year in accordance with rules adopted by the Securities and Exchange Commission. Stockholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 26, 2020, which provides them with instructions on how to vote and how to access the 2019 Annual Report and proxy materials on the Internet. It also provides instructions on how to request paper copies of these materials.

Stockholders of record who previously enrolled in a program to receive electronic versions of the 2019 Annual Report and proxy materials will receive an email notice with details on how to access those materials and how to vote.

How to Vote

Stockholders of record may vote:

•	By Internet: go to www.proxypush.com/TBK

•	By phone: call 866-206-5381

•	By mail: complete and return the enclosed proxy card in the postage prepaid envelope provided.

If your shares are held in the name of a broker, bank or other stockholder of record, please follow the voting instructions that you receive from the broker, bank or other stockholder of record entitled to vote your shares.

Triumph Bancorp  |  2020 Proxy Statement

The Board of Directors has fixed the close of business on March 10, 2020 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting.

All stockholders are cordially invited to attend the Annual Meeting in person. Whether you expect to attend the Annual Meeting or not, please vote your shares. If you are a stockholder of record and attend the Annual Meeting, you may vote your shares in person even though you have previously voted your proxy.

We are monitoring developments regarding the coronavirus or COVID-19 and preparing in the event any changes for our annual meeting are necessary or appropriate. If we determine to make any change, such as to the location or to hold the meeting by remote communication, we will announce the change in advance and provide instructions on how stockholders can participate on our website at https://www.triumphbancorp.com under the “Investor Releations” tab. If we determine to hold our annual meeting by remote communication, a list of our stockholders of record will be made available to stockholders during the meeting as provided in such notice and instructions posted on our investor relations site as set forth above.

By Order of the Board of Directors,
March 26, 2020
Dallas, Texas	Aaron P. Graft
President and Chief Executive Officer

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders

to be Held on May 7, 2020.

The Proxy Statement for the 2020 Annual Meeting, the Notice of the 2020 Annual Meeting, the form of proxy and the Company’s 2019 Annual Report are available at www.proxydocs.com/TBK.

          Triumph Bancorp  |  2020 Proxy Statement

Triumph Bancorp  |  2020 Proxy Statement

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all the information you should consider in voting your shares. Please read the complete proxy statement and our annual report carefully before voting.

Meeting Information

Date:	May 7, 2020
Time:	1:00 p.m., local time
Location:	3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251
Record Date:	Close of business, March 10, 2020

How to Vote

Your vote is important. You may vote your shares via the Internet, by telephone, by mail or in person at the Annual Stockholder Meeting. Please refer to the section “Information Concerning Solicitation and Voting” on page 1 for detailed voting instructions. If you vote via the Internet, by telephone or in person at the Annual Stockholder Meeting, you do not need to mail in a proxy card.

INTERNET	TELEPHONE	MAIL	IN PERSON

Visit www.proxypush.com/TBK You will need the control number printed on your notice, proxy card or voting instruction form.	Dial toll-free (866-206-5381) or the telephone number on your voting instruction form. You will need the control number printed on your notice, proxy card or voting instruction form.	If you received a paper copy of the proxy materials, send your completed and signed proxy card or voting instruction form using the enclosed postage- paid envelope.	By following the instructions under “Voting in Person” on page 2 and requesting a ballot when you arrive.

Matters to be Voted Upon

Proposals		Required Approval	Board Recommendation	Page Reference

1.	Election of Directors	Majority of Votes Cast	FOR each Nominee	5
2.	Management Proposal Regarding Advisory Approval of the Company’s Executive Compensation	Majority of Votes Cast	FOR	51

3.	Ratification of Selection of Independent Registered Public Accounting Firm	Majority of Votes Cast	FOR	52

We are monitoring developments regarding the coronavirus or COVID-19 and preparing in the event any changes for our annual meeting are necessary or appropriate. If we determine to make any change, such as to the location or to hold the meeting by remote communication, we will announce the change in advance and provide instructions on how stockholders can participate on our website at https://www.triumphbancorp.com under the “Investor Releations” tab. If we determine to hold our annual meeting by remote communication, a list of our stockholders of record will be made available to stockholders during the meeting as provided in such notice and instructions posted on our investor relations site as set forth above.

          Triumph Bancorp  |  2020 Proxy Statement

TRIUMPH BANCORP, INC.

12700 Park Central Drive, Suite 1700

Dallas, Texas 75251

(214) 365-6900

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON

MAY  7, 2020

INFORMATION CONCERNING SOLICITATION AND VOTING

Introduction

We are furnishing this Proxy Statement on behalf of the Board of Directors (the “Board of Directors”) of Triumph Bancorp, Inc. (“Triumph”), a Texas corporation, for use at our 2020 Annual Meeting of Stockholders, or at any adjournments or postponements of the meeting (the “Annual Meeting”), for the purposes set forth below and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, Texas 75251, at 1:00 p.m. local time, on May 7, 2020.

In accordance with rules and regulations adopted by the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of our proxy materials to each stockholder of record, we are furnishing proxy materials to our stockholders on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. The Notice of Internet Availability of Proxy Materials will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice of Internet Availability of Proxy Materials also instructs you as to how you may submit your proxy on the Internet.

As used in this Proxy Statement, the terms “us”, “we”, “our”, the “Company” and “Triumph” refer to Triumph Bancorp, Inc., and, where appropriate, Triumph Bancorp, Inc., and its subsidiaries. The term “Common Stock” means shares of our Common Stock, par value, $0.01 per share.

Stockholders Entitled to Notice and to Vote; Quorum

Only holders of record of our Common Stock at the close of business on March 10, 2020, which the Board of Directors has set as the record date, are entitled to notice of, and to vote at, the Annual Meeting. As of March 10, 2020 we had 24,101,120 shares of Common Stock outstanding and entitled to vote at the Annual Meeting, and our shares of Common Stock were held by approximately 357 stockholders of record. Each stockholder of record of Common Stock on the record date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. There are no cumulative voting rights in the election of directors.

The presence, in person or by proxy, of a majority of the votes entitled to be cast on a matter to be voted on at the Annual Meeting constitutes a quorum for action on that matter. The shares of Common Stock represented by properly executed proxy cards or properly authenticated voting instructions recorded electronically through the Internet or by telephone, will be counted for purposes of determining the presence of a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted toward fulfillment of quorum requirements. A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner.

Triumph Bancorp  |  2020 Proxy Statement

Distinction Between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

•

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, EQ Shareowner Services, then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote in person at the Annual Meeting.

•

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or, by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to attend the Annual Meeting. However, because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Voting Deadline

If you are a stockholder of record on the record date, then your proxy must be received no later than 11:59 p.m., central time on May 6, 2020 to be counted. If you are the beneficial owner of your shares held through a broker, trustee, or other nominee, please follow the instructions of your broker, trustee, or other nominee in determining the deadline for submitting your proxy.

Voting without Attending the Annual Meeting

Whether you hold shares directly as a stockholder of record or through a broker, trustee, or other nominee, you may direct how your shares are voted without attending the Annual Meeting. You may give voting instructions by the Internet, by telephone, or by mail. Instructions are on the proxy card. The proxy holders will vote all properly executed proxies that are delivered in response to this solicitation, and not later revoked, in accordance with the instructions given by you.

Voting in Person

Shares held in your name as the stockholder of record on the record date may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker, trustee, or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you vote by proxy as described below so that your vote will be counted if you later decide not to attend the Annual Meeting.

The vote you cast in person will supersede any previous votes that you may have submitted, whether by Internet, telephone, or mail.

Required Votes

At the Annual Meeting, stockholders will consider and act upon (1) the election of eight directors and nominees to our Board of Directors to serve until the next annual meeting of stockholders or until their respective successors have been elected and qualified, (2) the Say on Pay Proposal, (3) the ratification of the appointment of our independent registered public accounting firm, and (4) such other business as may properly come before the Annual Meeting.

2        Triumph Bancorp  |  2020 Proxy Statement

•

Election of Directors. We have implemented majority voting in uncontested director elections. As a result, each director standing for election at the Annual Meeting will be elected by a majority of the votes cast by the outstanding shares present in person or by proxy and entitled to vote at the Annual Meeting, meaning that each director nominee must receive a greater number of such shares voted “for” such director than the number of such shares voted “against” such director. In a contested election, the director nominees receiving a plurality of the votes cast shall be elected directors.

•

All Other Proposals. For all of the other proposals described in this Proxy Statement, the affirmative vote of a majority of the votes cast by the outstanding shares present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve each such proposal.

Abstentions and Broker Non-Votes

Under certain circumstances, including the election of directors, matters involving executive compensation and other matters considered non-routine, banks and brokers are prohibited from exercising discretionary authority for beneficial owners who have not provided voting instructions to the bank or broker. This is generally referred to as a “broker non-vote.” In these cases, as long as a routine matter is also being voted on, and in cases where the stockholder does not vote on such routine matter, those shares will be counted for the purpose of determining if a quorum is present, but will not be included as votes cast with respect to those matters. Whether a bank or broker has authority to vote its shares on uninstructed matters is determined by stock exchange rules. We expect that brokers will be allowed to exercise discretionary authority for beneficial owners who have not provided voting instructions only with respect to the proposal to ratify the selection of Crowe LLP as our independent registered public accounting firm but not with respect to any of the other proposals to be voted on at the Annual Meeting.

Abstentions and broker non-votes will not be treated as votes cast for any of the proposals at the Annual Meeting and thus will have no effect on the results of any of such proposals.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and sign and return a proxy card or vote by Internet or telephone without giving specific voting instructions, then your shares will be voted in accordance with the recommendations of our Board of Directors. Our Board of Directors recommends (1) a vote for the election of each of the director nominees to our Board of Directors, (2) a vote for approval, on a non-binding advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement, and (3) a vote for the ratification of the appointment of Crowe LLP as our independent registered public accounting firm.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will also have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Annual Meeting and any postponement or adjournment. The Board of Directors is not aware of any other matters that are likely to be brought before the Annual Meeting. If any other matter is properly presented for action at the Annual Meeting, including a proposal to adjourn or postpone the Annual Meeting to permit us to solicit additional proxies in favor of any proposal, the persons named in the proxy card will vote on such matter in their own discretion.

Triumph Bancorp  |  2020 Proxy Statement        3

Revocability of Proxies

A stockholder of record who has been given a proxy may revoke it at any time prior to its exercise at the Annual Meeting by either (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Annual Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you have already provided to your broker, trustee, or other nominee.

Costs of Proxy Solicitation

Proxies will be solicited from our stockholders by mail and through the Internet. We will pay all expenses in connection with the solicitation, including postage, printing and handling, and the expenses incurred by brokers, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners. It is possible that our directors, officers and other employees may make further solicitations personally or by telephone, facsimile or mail. Our directors, officers and other employees will receive no additional compensation for any such further solicitations.

4        Triumph Bancorp  |  2020 Proxy Statement

PROPOSAL 1:  ELECTION OF DIRECTORS

Introduction

Justin Trail and Robert Dobrient, each of whom has served on our Board since 2010, will retire from the Board effective as of the date of the Annual Meeting. The Chairman and the entire Board earnestly thank each of Messrs. Trail and Dobrient for their long and dedicated service to the Company. Two new nominees, Debra Bradford and Laura Easley, have been nominated to fill the vacancies created by the retirements of Messrs. Trail and Dobrient.

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board of Directors has nominated each of the individuals noted below (whom we refer to as the “nominees”) to stand for election for a one (1) year term expiring at the 2021 annual meeting of stockholders or until their respective successors have been elected and qualified. As discussed below under “Declassification of Staggered Board” the Company is in the process of de-classifying its staggered board and each of the Company’s directors will be elected on an annual basis beginning at its 2021 annual meeting. Each director nominee must receive the affirmative vote of a majority of the votes cast to be elected (i.e., the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Unless contrary instructions are given, the shares represented by your proxy will be voted FOR the election of all director nominees.

Name	Position
Carlos M. Sepulveda, Jr.	Director and Chairman of the Board
Charles A. Anderson	Director
Douglas M. Kratz	Director
Richard L. Davis	Director
Michael P. Rafferty	Director
C. Todd Sparks	Director
Debra Bradford	New Director Nominee
Laura Easley	New Director Nominee

All of the nominees listed above have consented to being named in this proxy statement and to serve if elected. However, if any nominee becomes unable to serve, proxy holders will have discretion and authority to vote for another nominee proposed by our Board. Alternatively, our Board may reduce the number of directors to be elected at the Annual Meeting.

The Board of Directors unanimously recommends a vote FOR the re-election of each of the nominees.

Triumph Bancorp  |  2020 Proxy Statement        5

Information Concerning the Nominees and Directors

Biographical information for each director and nominee appears below. The information is based entirely upon information provided by the respective directors and nominees.

		Director Since			Committee Membership				Standing for Election
Name	Age		Position	Independent	AC	CC	NC	RM
Charles A. Anderson	59	2010	Director	✓		C	✓		✓
Richard L. Davis	66	2010	Director	✓		✓	✓		✓
Robert Dobrient*	58	2010	Director	✓		✓		✓
Aaron P. Graft	42	2010	Director, Vice Chairman, Chief Executive Officer & President					✓
Douglas M. Kratz	68	2013	Director	✓				C	✓
Maribess L. Miller	67	2014	Director	✓	✓		C
Frederick P. Perpall	45	2016	Director	✓		✓
Michael P. Rafferty	65	2014	Director	✓	C			✓	✓
Carlos M. Sepulveda, Jr.	62	2010	Director & Chairman	CB					✓
C. Todd Sparks	52	2010	Director	✓	✓				✓
Justin N. Trail*	48	2010	Director	✓		✓
Debra Bradford	61		New Director Nominee	✓	P				✓
Laura Easley	55		New Director Nominee	✓			P	P	✓

*	Retiring from the Board effective as of the date of the Annual Meeting
C	Committee Chair
✓	Member
CB	Chairman of the Board
P	Proposed Committees
AC	Audit Committee
CC	Compensation Committee
NC	Nominating and Corporate Governance Committee
RM	Risk Management Committee

Director Tenure	Diversity	Independence

*	Items above depicted giving effect to continuing directors and election of the current proposed nominees at the Annual Meeting.

6        Triumph Bancorp  |  2020 Proxy Statement

Director Qualifications and Attributes

We endeavor to have a Board that represents a broad range of qualities, skills and depth of experience in areas that are relevant to and contribute to the Board’s oversight of the Company’s activities. Among others, the Board has considered these key experiences, qualifications, skills and attributes in evaluating the composition of the Board and in considering nominees for new directors.

EXPERIENCE / QUALIFICATIONS / SKILLS / ATTRIBUTES
Banking Experience

•  We seek directors who have knowledge and experience in the banking industry, which is useful in understanding the operations, challenges and regulatory environment impacting our operations as a regulated financial institution.

Financial Experience

•  As a public company, we are committed to strong financial discipline and accurate and transparent reporting and disclosure practices. We believe directors with public accounting backgrounds or senior financial leadership experience at other organizations are instrumental in providing oversight and guidance in these areas.

Senior Leadership Experience

•  We believe it is important for our directors to have served in senior leadership roles in other organizations, including as senior executives, entrepreneurs and founders of businesses, which demonstrates strong ability to motivate and manage others, to identify and develop leadership qualities in others and to manage organizations.

Gender, Ethnic or National Diversity

•  We value representation of gender, ethnic, geographic, cultural or other perspectives that expand the Board’s understanding of the needs and viewpoints of our customers, team members, regulators and other stakeholders.

Public Company Board Experience

•  Directors who have served on other public company boards can offer advice and perspective with respect to board dynamics and operations, relations between the board and executive management and other matters, including executive compensation, corporate governance and relations with shareholders.

Transportation and Payments Experience

•  Given the large percentage of our business that touches the transportation industry, including our factoring, TriumphPay and equipment finance products, and TriumphPay’s emerging presence as a payments solution in the transportation sector, we believe directors with knowledge and experience in these industries provide useful perspective in understanding and providing guidance with respect to the trends, strategic challenges and opportunities in these sectors.

Triumph Bancorp  |  2020 Proxy Statement        7

The table below summarizes the key experience, qualifications and attributes for each member of our Board and highlights the balanced mix of experience, qualifications and attributes of the Board as a whole. This high-level summary is not intended to be an exhaustive list of each director’s skills or contributions to the Board.

Name	Banking Experience	Financial Experience	Senior Leadership Experience	Gender, Ethnic or National Diversity	Public Company Board Experience	Transportation and Payments Experience
Charles A. Anderson			X		X
Richard L. Davis			X
Aaron P. Graft	X		X			X
Douglas M. Kratz	X		X
Maribess L. Miller		X	X	X	X
Frederick P. Perpall			X	X
Michael P. Rafferty		X	X		X
Carlos M. Sepulveda, Jr.		X	X	X	X
C. Todd Sparks	X	X	X
Debra Bradford		X	X	X		X
Laura Easley			X	X		X

*	Depicted giving effect to continuing directors and election of the current proposed nominees at the Annual Meeting.

Declassification of Staggered Board

Our Board of Directors is currently divided into three classes, Class I, Class II and Class III. At the 2018 annual meeting of stockholders, two management proposals were approved by the stockholders effecting an amendment to our Second Amended and Restated Certificate of Formation (as amended, the “Charter”) and an amendment to our Second Amended and Restated Bylaws (as amended, the “Bylaws”) to provide for the phasing out of the classified structure of our Board of Directors and to implement majority voting in uncontested director elections.

Consequently, in accordance with the Charter and Bylaws, the terms of the directors in Class II (which were elected to a one (1) year term at our 2019 annual meeting) and Class III will expire at this Annual Meeting and the directors in such classes standing for re-election have been nominated for re-election for a one (1) year term to last until the 2021 annual meeting of stockholders or until their respective successors have been elected and qualified. In addition, each new director nominee standing for election at this Annual Meeting has been nominated for election for a one (1) year term to last until the 2021 annual meeting of stockholders or until their respective successors have been elected and qualified. Continuing directors in Class I, with a term expiring at the 2021 annual meeting of stockholders, will (subject to their earlier resignation or removal) serve the remainder of their term, and thereafter they or their successors will be elected to one (1) year terms. From and after the 2021 annual meeting of stockholders, the Board of Directors will be declassified and all directors shall be elected for one (1) year terms, or until the director’s earlier resignation or removal prior to the next such annual meeting of stockholders.

Our Board of Directors is currently divided as follows:

•

The Class I directors are Aaron P. Graft, Robert Dobrient, Maribess L. Miller and Frederick P. Perpall, and their term will expire at the annual meeting of stockholders expected to be held in 2021, with the exception of Mr. Dobrient, who is retiring from the Board as of the date of the Annual Meeting;

•	The Class II directors are Douglas M. Kratz, Richard L. Davis, Michael P. Rafferty and C. Todd Sparks, and their term will expire at this Annual Meeting; and

•

The Class III directors are Carlos M. Sepulveda, Jr., Charles A. Anderson and Justin N. Trail, and their term will expire at this Annual Meeting. Mr. Trail is retiring from the Board as of the date of the Annual Meeting.

Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors until declassification occurs.

8        Triumph Bancorp  |  2020 Proxy Statement

Directors or Director Nominees Standing for Election at the 2020 Annual Meeting

Richard L. Davis

Founder and Chief Executive Officer

DAVACO, Inc.

Richard L. Davis is Founder and Chief Executive Officer of Dallas-based DAVACO, Inc., a leading provider of retail, restaurant and hospitality service solutions. In 2000 and 2006, Mr. Davis was a finalist for the Ernst & Young Entrepreneur of the Year award, and in 2006, he was inducted

Independent Director Director Since 2010 Age 66 Board Committees: • Compensation • Nominating Corporate Governance Key Qualifications and Expertise: • Senior Leadership Experience

into the Retail Construction Hall of Fame. Mr. Davis currently serves on The Salvation Army’s Dallas/ Fort Worth Metroplex Advisory Board and The Board of Advisors of the Baylor Angel Network with the Hankamer School of Business of Baylor University.

Douglas M. Kratz

Retired Chief Executive Officer and Vice Chairman

National Bancshares, Inc. and THE National Bank

Douglas M. Kratz currently serves as a member of the Board of Directors and on the Executive Loan Committee of TBK Bank SSB. Prior to Triumph Bancorp’s 2013 acquisition of National Bancshares, Inc, Mr. Kratz served as Chairman of the Board of National Bancshares, Inc.

Independent Director Director Since 2013 Age 68 Board Committees: • Risk Management (Chairman) Key Qualifications and Expertise: • Banking Experience • Senior Leadership Experience
and a Director of its subsidiary bank, THE National Bank, since 2001. During that period, for several years, Mr. Kratz served as Chief Executive Officer and Vice Chairman of the parent company and subsidiary bank, respectively. Over the past 30 years, Mr. Kratz has served on the boards of directors of numerous community banking organizations along with being a principal investor in several of the organizations. Mr. Kratz is also a principal investor in privately held non-financial services related entities.

Michael P. Rafferty

Retired Partner,

Ernst & Young LLP

Michael P. Rafferty was a member of the public accounting firm Ernst & Young LLP from 1975 until his retirement in 2013, was admitted as Partner of the Firm in 1988, and served as the Audit Practice Leader for the Southwest Region from 2004 to 2013. During his career with Ernst &

Independent Director

Director Since 2014

Age 65

Board Committees:

•  Audit (Chairman)

•  Risk Management

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

Other Current Public Boards:

•  MoneyGram International, Inc.

Young, he primarily served clients in the financial services and healthcare industries. Mr. Rafferty graduated with a Bachelor of Science degree in Accounting from the University of New Orleans. Mr. Rafferty is a certified public accountant and is licensed in Texas. Mr. Rafferty also serves as a member of the Board of Directors and on the Audit Committee of MoneyGram International, Inc. (NASDAQ:MGI), a position he has held since 2016.

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C. Todd Sparks

Vice President and Chief Financial Officer

Discovery Operating Inc.

C. Todd Sparks is Vice President and Chief Financial Officer of Discovery Operating Inc., where he has been employed since 1992. Mr. Sparks also serves as a member of the Board of Directors and on the Executive Loan Committee of TBK Bank, SSB. He currently serves on the Board

Independent Director Director Since 2010 Age 52 Board Committees: • Audit Key Qualifications and Expertise: • Banking Experience • Financial Experience • Senior Leadership Experience

of Directors of Legacy Artificial Lift Systems LLC. Mr. Sparks formerly served on the board of FirstCapital Bank of Texas and First Bancshares of Texas. Mr. Sparks received a Bachelor of Business Administration from Baylor University in 1989 and a Master of Business Administration from Texas A&M University in 1992.

Charles A. Anderson

Co-Founder

Bandera Ventures, Ltd.

Charles A. Anderson cofounded Bandera Ventures, Ltd., a firm focused on industrial development and acquisitions, distressed office acquisitions and long-term lease opportunities. Prior to that, Mr. Anderson was associated with the Trammell Crow Company where he served as Senior

Independent Director

Director Since 2010

Age 59

Board Committees:

•  Compensation (Chair)

•  Nominating Corporate Governance

Key Qualifications and Expertise:

•  Senior Leadership Experience

Other Current Public Boards:

•  Highwoods Properties, Inc.

Executive Director, responsible for the Development and Investment Group for the Western half of the United States. Since 2014, Mr. Anderson has served on the Board of Directors and as a member of the Investment Committee of Highwoods Properties, Inc. (NYSE:HIW), a publicly traded real estate investment trust. He earned his Bachelor of Business Administration and Master of Business Administration from Southern Methodist University, where he graduated summa cum laude.

Carlos M. Sepulveda, Jr.

Retired President and Chief Executive Officer

Interstate Batteries, Inc.

Carlos M. Sepulveda, Jr. has served as Chairman of our Board of Directors since 2010. He also serves as chairman of TBK Bank, SSB. Since March 2014, Mr. Sepulveda has served on the Board of Directors of Savoya, a chauffeured ground transportation service provider. In 2007,

Chairman of the Board

Independent Director

Director Since 2010

Age 62

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Financial Experience

•  Gender, Ethnic or National Diversity

Other Current Public Boards:

•  Cinemark Holdings, Inc.

he joined the Board of Directors of Cinemark Holdings, Inc. (NYSE: CNK) and in 2016 was named Lead Director. In addition, he serves as Chairman of the Audit Committee, and is a member of both the Compensation Committee and the Strategic Planning Committee. From 2013 to January 2017, Mr. Sepulveda served on the Board of Matador Resources Company (NYSE:MTDR), as Director, Chairman of the Audit Committee, Chairman of the Financial Committee, and a member of both the Nominations Committee and Executive Committee. Mr. Sepulveda joined Interstate Battery System International, Inc. in 1990, and served as its President and Chief Executive Officer from 2004 until 2013, and continues to serve on its Board of Directors as he has since 1995. Prior to joining Interstate Battery, Mr. Sepulveda was a partner at KPMG with more than 10 years of audit experience, including a concentration in financial services companies and banks. Mr. Sepulveda received a Bachelor of Business Administration with highest honors from the University of Texas at Austin. He is a certified public accountant (CPA) and is a member of the American Institute of CPAs and Texas Society of CPAs.

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Debra A. Bradford

President and Chief Financial Officer

First American Payment Systems

Debra A. Bradford is President and Chief Financial Officer of First American Payment Systems, an industry leader and global solutions provider in merchant account services. Ms. Bradford joined First American Payment Systems in 2001 and has served as President and Chief Financial Officer

Independent Director Nominee

Age 61

Proposed Board Committees:

•  Audit

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Gender, Ethnic or National Diversity

•  Transportation and Payments Experience

since 2008. She also serves on the board of directors and audit committee of First American Payment Systems. Prior to joining First American Payment Systems, Ms. Bradford served as Senior Vice President and Chief Financial Officer of ACE Cash Express, Inc., a financial services retailer, and in various roles, including Chief Operating Officer, with IPS Card Solutions (formerly NTS, Inc.), a division of First Data Corporation. Ms. Bradford graduated from University of Texas in Austin. She is a Certified Public Accountant and a member of the Texas Society of Certified Public Accountants.

Laura Easley

Retired Chief Operating Officer

Transportation Insight

Laura Easley was the Chief Operating Officer of Transportation Insight, a leading enterprise solutions provider in the logistics and transportation industry, from 2012 until her retirement in 2019. She served in various other capacities at Transportation Insight from 2005 to 2019,

Independent Director Nominee

Age 55

Proposed Board Committees:

•  Nominating Corporate Governance

•  Risk Management

Key Qualifications and Expertise:

•  Senior Leadership Experience

•  Gender, Ethnic or National Diversity

•  Transportation and Payments Experience

including Chief Business Development Officer and Chief Solutions Officer. Prior to Transportation Insight, Ms. Easley served in various capacities with Menlo Worldwide, The Complete Logistics Company and ABF Freight System. Ms. Easley received a Bachelor of Science Degree in Industrial Engineering and Management from Oklahoma State University. She serves on the Board of Directors for the OSU Cowboy Academy of Industrial Engineering and Management.

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Directors with Terms Ending in 2021 (Continuing Directors)

Aaron P. Graft

Founder, Vice Chairman and Chief Executive Officer

of the Company

Aaron P. Graft is the Founder, Vice Chairman and Chief Executive Officer of the Company. He also serves as the Vice Chairman and Chief Executive Officer of TBK Bank, SSB and is the Vice Chairman of Triumph Business Capital and a Director of Triumph Insurance Group, Inc. Mr. Graft

Director Director Since Age 42 Board Committees: • Risk Management Key Qualifications and Expertise: • Banking Experience • Senior Leadership Experience
also serves as a Director and as Vice Chairman of The Bank of the West of Thomas, Oklahoma. Prior to establishing Triumph Bancorp, Inc., Mr. Graft served as the Founder and President of Triumph Land and Capital Management, LLC, where he oversaw the management of several multi-family and commercial real estate projects in receivership and led the acquisition of multiple pools of distressed debt secured by multi-family projects. Prior to Triumph, Mr. Graft worked for Fulbright & Jaworski, LLP (now Norton Rose Fulbright LLP) where he focused on distressed loan workouts. Mr. Graft received a Bachelor of Arts, Cum Laude, and a Juris Doctorate, Cum Laude, from Baylor University. He is a member of Young Presidents’ Organization. He also serves on the Baylor University Hankamer School of Business Advisory Board. In 2017, Mr. Graft received the EY Entrepreneur Of The Year® Award in the Business & Financial Services category in the Southwest Region and the Baylor University 2017 Young Alumnus of the Year. In 2014, he was recognized by the Dallas Business Journal with the “40 Under 40” award.

Maribess L. Miller

Retired Partner

PricewaterhouseCoopers LLP

Maribess L. Miller was a member of the public accounting firm PricewaterhouseCoopers LLP from 1975 until 2009, including serving as the North Texas Market Managing Partner from 2001 until 2009; as Southwest Region Consumer, Industrial Products and Services Leader from 1998 until

Independent Director

Director Since 2014

Age 67

Board Committees:

•  Nominating Corporate Governance (Chairman)

•  Audit

Key Qualifications and Expertise:

•  Financial Experience

•  Senior Leadership Experience

•  Gender, Ethnic or National Diversity

Other Current Public Boards:

•  Zix Corporation

•  DR Horton, Inc.

2001; and as Managing Partner of that firm’s U.S. Healthcare Audit Practice from 1995 to 1998. Ms. Miller joined the board of DR Horton, Inc. (NYSE: DHI) in November, 2019 and serves as chair of the Nominating and Corporate Governance Committee and as a member of the Audit and Compensation Committees. Since 2010, Ms. Miller has served as a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Zix Corporation (NASDAQ:ZIXI). Ms. Miller is also a member of the Board of Directors and Chair of the Audit Committee and member of the Compensation Committee for Midmark Corp., a privately-held medical supply company. She was on the Texas State Board of Public Accountancy from 2009-2015, past Board Chair for the Texas Health Institute and is a Board member and past Chair of the Board of the North Texas Chapter of the National Association of Corporate Directors. She graduated cum laude with a Bachelor’s degree in Accounting from Texas Christian University. Ms. Miller is a certified public accountant.

Frederick P. Perpall

Chief Executive Officer

The Beck Group

Frederick P. Perpall serves as the Chief Executive Officer for The Beck Group, an architecture and construction company based in Dallas, Texas. Mr. Perpall has served as CEO of the Beck Group since 2013, and has been with The Beck Group in other roles since 1999. Mr. Perpall began

Independent Director Director Since 2016 Age 45 Board Committees: • Compensation Key Qualifications and Expertise: • Senior Leadership Experience • Gender, Ethnic or National Diversity
his career in the design and construction industry in 1996 and has been a registered architect since 2003. Prior to his time at Beck, Mr. Perpall worked for Gideon Toal Architects and Alexiou + Associates. Mr. Perpall serves on numerous boards and executive committees, including the Dallas Regional Chamber, the Dallas Citizens Council and The Carter Center. He earned his Bachelor of Science and Master of Architecture degrees from the University of Texas at Arlington.

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Retiring Directors

Justin N. Trail

Founder and President

Commercial Insurance Solutions Group, LLC

Justin N. Trail is the Founder and President of Commercial Insurance Solutions Group, LLC, a national retail insurance brokerage company specializing in the risk management of real estate investment portfolios, Founder and CEO of C1 Insurance Group and Cofounder and Director

Independent Director Retiring as of the date of the Annual Meeting Director Since 2010 Age 48 Board Committees: • Compensation Key Qualifications and Expertise: • Senior Leadership Experience
of Spicewood Funding Group, a specialty finance company. Mr. Trail also serves as a director at Triumph Business Capital and Chairman at Triumph Insurance Group, Inc. He also serves as a Director at the National Multi Housing Council and numerous non-profit organizations. Mr. Trail graduated from Texas A&M University with a Bachelor of Science in 1994 and a Master’s degree in 1996.

Robert Dobrient

Chairman and Chief Executive Officer

Travel Research Advisors

Robert Dobrient is Chairman and Chief Executive Officer of Travel Research Advisors, the Dallas-based parent company of Savoya and Groundwork, both of which provide secure ground transportation services. Prior to establishing Savoya in 2000, Mr. Dobrient was Cofounder and

Independent Director

Retiring as of the date of the
Annual Meeting

Director Since 2010

Age 58

Board Committees:

•  Compensation

•  Risk Management

Key Qualifications and Expertise:

•  Senior Leadership Experience

President of Max America, a same-day delivery and logistics firm that won Inc. “500” honors for three consecutive years in the early 1990s. In 1997, Max America was acquired by Dynamex, Inc., a publicly held leading consolidator in the time critical distribution industry. Mr. Dobrient is a Director of privately held Redaway, a medical waste transport and disposal company. Mr. Dobrient earned a Bachelor of Business Administration from University of North Texas.

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Information Regarding Executive Officers

Our executive officers are as follows:

Name	Age	Position
Aaron P. Graft	42	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB
R. Bryce Fowler	66	Executive Vice President, Chief Financial Officer of the Company President and Chief Financial Officer of TBK Bank, SSB
Gail Lehmann	62	Executive Vice President, Secretary of the Company Chief Operating Officer, President-Retail Banking, Secretary of TBK Bank, SSB
Adam D. Nelson	42	Executive Vice President, General Counsel of the Company and TBK Bank, SSB
Todd Ritterbusch	51	Executive Vice President, Chief Lending Officer, TBK Bank, SSB

A brief description of the background of each of our executive officers who is not also a director is set forth below.

R. Bryce Fowler has served as our Executive Vice President, Chief Financial Officer since 2010. He also serves as President and Chief Financial Officer of TBK Bank, SSB. Previously, Mr. Fowler was a Partner in Cyma Fund Advisors, which managed a $100 million capital investment in a leveraged mortgage-backed securities portfolio. He also served as a Director, President and Chief Financial Officer of Bluebonnet Savings Bank, FSB, a $3+ billion Southwest Plan institution formed from the acquisition of 15 failed institutions in 1988. He was a member of the Executive Committee that led Bluebonnet through the acquisition and consolidation of these institutions, implemented and managed the government assistance agreement, expanded its state-wide lending operations to be national in scope and was one of the principal architects in the development and implementation of Bluebonnet’s transition to a wholesale institution focused primarily in MBS investment strategies. Prior to that, Mr. Fowler was an auditor for David, Kinard & Company, working primarily on financial institution clients. Mr. Fowler received a Bachelor of Business Administration from the University of Texas-Arlington and is a certified public accountant in Texas (license inactive).

Gail Lehmann has served as our Executive Vice President and Secretary since 2010. She also serves as Chief Operating Officer, President, Retail Banking and Secretary of TBK Bank, SSB. Previously, Ms. Lehmann served as Corporate Compliance Officer and Senior Vice President of Risk Management for Bluebonnet Savings Bank, FSB, a $3 billion wholesale thrift. Ms. Lehmann has been in the banking industry for more than 30 years and has experience in all facets of banking operations with particular emphasis on regulatory compliance, risk management, information technology and venture capital environments. She also has expertise in the area of property and subsidiary management. Ms. Lehmann received a Bachelor of Science, with a Major in Public Administration/Political Science and a Minor in Criminal Justice, from the University of Illinois.

Adam D. Nelson has served as our Executive Vice President and General Counsel since 2013. He also serves as Executive Vice President and General Counsel of TBK Bank, SSB. Mr. Nelson previously served as Vice President and Chief Compliance Officer of Trinitas Capital Management, LLC, an independent registered investment adviser. In addition, Mr. Nelson previously served as Vice President and Deputy General Counsel of ACE Cash Express, Inc., a financial services retailer. Prior to that, Mr. Nelson was an attorney with the firm of Weil Gotshal & Manges, LLP, where he focused on mergers and acquisitions, management led buyouts and private equity transactions. Mr. Nelson received a Bachelor of Arts in Economics, magna cum laude, from Baylor University and a Juris Doctorate, cum laude, from Harvard Law School.

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Todd Ritterbusch has served as the Executive Vice President and Chief Lending Officer of TBK Bank, SSB since May 2019. Prior to joining the Company, from 2002 to April of 2019, Mr. Ritterbusch served in various capacities with JPMorgan Chase Bank, including as the Managing Director, Market Executive for the Commercial Bank covering the Ft. Worth and West Texas markets. During his tenure with JPMorgan Chase Bank, Mr. Ritterbusch led a commercial banking team serving businesses with revenues between $20 million and $500 million across his market area. Mr. Ritterbusch holds a Bachelor of Science in Engineering from Purdue University and a Master of Business Administration from the Kellogg School of Management and a Master of Engineering Management from the McCormick School of Engineering at Northwestern University. He currently serves on the boards of Cook Children’s Healthcare Foundation, Cook Children’s Health Plan, Fort Worth Chamber of Commerce, Fort Worth Economic Development Foundation and Leadership ISD.

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CORPORATE GOVERNANCE

Board of Directors Meetings

During 2019, the Board of Directors held five meetings and committees of the Board held a total of 23 meetings. Each of our directors attended at least 75% of the total meetings of the Board and committees on which he or she served during 2019.

Director Independence

The Board of Directors has determined that with the exception of Aaron P. Graft, each of our current directors is an independent director as defined for purposes of the rules of the Securities and Exchange Commission (“SEC”) and the listing standards of The Nasdaq Stock Market (“NASDAQ”). For a director to be considered independent, the Board must determine that the director does not have a relationship with the Company that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making this determination, the Board will consider all relevant facts and circumstances, including any transactions or relationships between the director and the Company or its subsidiaries.

Carlos M. Sepulveda, Jr. had previously served as the Executive Chairman of the Company until December 31, 2015. Given the passage of more than three (3) years since his service in such capacity, and considering all other relevant facts and circumstances, the Board of Directors concluded that, effective January 1, 2019, Mr. Sepulveda was an independent director as defined for purposes of the rules of the SEC and the NASDAQ.

Board Committees

Our Board of Directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Management Committee. Our Board of Directors also may establish such other committees as it deems appropriate, in accordance with applicable law and regulations and our corporate governance documents.

Audit Committee. Our Audit Committee is composed of Michael P. Rafferty (Chair), Maribess L. Miller and C. Todd Sparks. The Audit Committee assists the Board of Directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of our internal audit function and independent auditors. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee and the financial statements;

•	reviews disclosure controls and procedures, internal controls, internal audit function and corporate policies with respect to financial information;

•	prepares the audit committee report to be included in our proxy statement or annual report filed with the SEC;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties.

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The Audit Committee is composed solely of members who satisfy the applicable independence and other requirements of the SEC and the NASDAQ for Audit Committees and each of whom meet the additional criteria for independence of audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act. In addition, at least one member of the Audit Committee shall be a member of the Company’s Risk Management Committee. Each of Mr. Rafferty and Ms. Miller is an “audit committee financial expert” as defined by the SEC. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Audit Committee met nine times during 2019.

Compensation Committee. Our Compensation Committee is composed of, Charles A. Anderson (Chair), Richard Davis, Robert Dobrient, Justin N. Trail and Frederick P. Perpall. The Compensation Committee is responsible for discharging the Board of Directors’ responsibilities relating to compensation of our executives and team members.

Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer and our other executive officers in accordance with those objectives;

•	approves any changes to non-equity based benefit plans involving a material financial commitment;

•	prepares the compensation committee report to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The Compensation Committee has adopted a written charter that, among other things, specifies the scope of its rights and responsibilities. The charter is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Compensation Committee met six times during 2019.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee is composed of Maribess L. Miller (Chair), Charles A. Anderson and Richard Davis. The Nominating and Corporate Governance Committee is responsible for making recommendations to our Board of Directors regarding candidates for directorships and the size and composition of our Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting and making recommendations to our Board of Directors concerning governance matters.

Among other things, the Nominating and Corporate Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the Board of Directors and recommends director nominees to the full Board of Directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	reviews and approves any related party transactions in accordance with our related party transaction policy;

•	makes recommendations to the Board of Directors regarding the compensation of directors of the Company;

•	oversees management continuity planning;

Triumph Bancorp  |  2020 Proxy Statement        17

•	leads the Board of Directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee is composed solely of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. The written charter for our Nominating and Corporate Governance Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Nominating and Corporate Governance Committee met four times during 2019.

Risk Management Committee. Our Risk Management Committee is composed of Douglas M. Kratz (Chair), Aaron P. Graft, Robert Dobrient, and Michael P. Rafferty. The Risk Management Committee is responsible for assisting the Board of Directors in the assessment of risk across the Company and its subsidiaries.

Among other things, the Risk Management Committee:

•	reviews and implements the Company’s enterprise risk assessment program as set forth in its enterprise risk management policy as in place from time to time as adopted by our Board of Directors;

•	reviews and recommends changes to the Company’s enterprise risk management policy to our Board of Directors;

•	provides oversight of the Company’s information technology infrastructure and security; and

•

provides updates to our Board of Directors regarding its review of the risks facing the Company and its subsidiaries and its discussions with management on such risks and the steps being taken to mitigate such risks.

The Risk Management Committee is composed of a majority of members who satisfy the applicable independence requirements of the SEC and the NASDAQ. In addition, at least one member of the Risk Management Committee shall be a member of the Company’s Audit Committee. The written charter for our Risk Management Committee is available on our website under the link entitled “Investor Relations – Corporate Governance” at www.triumphbancorp.com. Our Risk Management Committee met four times during 2019.

Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers

Our Board of Directors has adopted a code of business conduct and ethics (our “Code of Ethics”) that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics and supplemental code of ethics for CEO and senior financial officers is available upon written request to the Corporate Secretary, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251. If we amend or grant any waiver of a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8-K.

Board Leadership Structure and Risk Oversight

Different individuals serve as our Chief Executive Officer and Chairman because our Board of Directors has determined that the separation of these offices enhances our Board of Directors’ independence and oversight. Moreover, the separation of these roles allows our Chief Executive Officer to better focus on his growing responsibilities of running the Company, enhancing stockholder value and expanding and strengthening the Company’s franchise while allowing the Chairman to lead our Board of Directors in its fundamental role of providing advice to and independent oversight of management. Consistent with this determination, Carlos M. Sepulveda, Jr., serves as Chairman of our Board of Directors, and Aaron P. Graft serves as our Chief Executive Officer and President.

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Risk is inherent with every business, and how well a business manages risk can ultimately determine its success. We face a number of risks, including credit, interest rate, liquidity, operational, strategic and reputation risks. Management is responsible for the day-to-day management of risks the Company faces, while the Board of Directors, as a whole and through its committees, including its Risk Management Committee, has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors has the responsibility to satisfy itself that the risk management processes designed and implemented by management are adequate and functioning as designed. The Chairman of the Board of Directors and independent members of the Board of Directors work together to provide strong, independent oversight of the Company’s management and affairs through its standing committees and, when necessary, special meetings of independent directors.

Compensation Committee Interlocks and Insider Participation

No members of our Compensation Committee are or have been an officer or employee of Triumph or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the Board of Directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Nomination of Directors

With respect to directors not nominated by Triumph, the Board of Directors identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the Board of Directors with skills and experience that are relevant to our business and who are willing to continue in service are considered for re-nomination. If any member of the Board of Directors does not wish to continue in service or if the Board of Directors decides not to re-nominate a member for re-election, the Board of Directors then identifies the desired skills and experience of a new nominee in light of the criteria below. Current members of the Board of Directors are polled for suggestions as to individuals meeting the criteria below. The Board of Directors may also engage in research to identify qualified individuals. In evaluating a director nominee, the Board of Directors considers the following factors:

•	the appropriate size of our Board of Directors;

•	our needs with respect to the particular talents and experience of our directors;

•

the nominee’s knowledge, skills and experience, including experience in finance, administration or public service, in light of prevailing business conditions and the knowledge, skills and experience already possessed by other members of the Board of Directors;

•	whether the nominee is independent, as that term is defined under the NASDAQ listing standards;

•	the familiarity of the nominee with our industry;

•	the nominee’s experience with accounting rules and practices; and

•	the desire to balance the benefit of continuity with the periodic injection of the fresh perspective provided by new Board of Directors members.

Our goal is to assemble a Board of Directors that brings together a variety of perspectives and skills derived from high quality business and professional experience. In doing so, the Board of Directors will also consider candidates with appropriate non-business backgrounds.

Other than the foregoing, there are no stated minimum criteria for director nominees. The Board of Directors may also consider such other factors as it may deem in our best interests and the best interests of our stockholders. We also believe it may be appropriate for key members of our management to participate as members of the Board of Directors.

Triumph Bancorp  |  2020 Proxy Statement        19

Stockholders may nominate directors for election to the Board of Directors. In order to nominate a director for election to the Board of Directors, stockholders must follow the procedures set forth in our Bylaws, including timely receipt by the Secretary of Triumph of notice of the nomination and certain required disclosures with respect both to the nominating stockholder and the recommended director nominee.

Directors may currently be elected by a majority of votes cast (in uncontested elections) or a plurality of votes (in contested elections) at any meeting called for the election of directors at which a quorum is present. The presence of a majority of the holders of our Common Stock, whether in person or by proxy, constitutes a quorum. The Board of Directors did not receive any recommendations from stockholders requesting that the Board of Directors consider a candidate for inclusion among the nominees in our Proxy Statement for this Annual Meeting. The absence of such a recommendation does not mean, however, that a recommendation would not have been considered had one been received.

Stockholder Communications with the Board of Directors

Every effort is made to ensure that the Board of Directors or individual directors, as applicable, hear the views of stockholders and that appropriate responses are provided to stockholders in a timely manner. Any matter intended for the Board of Directors, or for any individual member or members of the Board of Directors, should be directed to Adam D. Nelson, our General Counsel, with a request to forward the matter to the intended recipient. All such communications will be forwarded unopened.

Director Attendance at Annual Meeting of Stockholders

We encourage all incumbent directors, as well as all nominees for election as director, to attend the Annual Meeting of Stockholders, although we recognize that conflicts may occasionally arise that will prevent a director from attending an annual meeting. Eight of our eleven then serving directors attended our 2019 annual meeting.

Hedging Policy and Pledging Restrictions

We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our common stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

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COMPENSATION DISCUSSION AND ANALYSIS

In this section we discuss and analyze the compensation of our “named executive officers” including our Chief Executive Officer, the Chief Financial Officer and the three most highly compensated executive officers. We also include a discussion of the compensation of certain of former named executive officers in 2019. This discussion and analysis also includes a description of our compensation practices and philosophy, our decision making process for compensation matters, and the material factors impacting our compensation decisions for 2019 compensation.

Executive Summary

2019 Financial Performance

The Company delivered solid financial results in 2019 in the face of headwinds impacting the transportation sector from which the Company derives a substantial portion of its revenues. These headwinds, which primarily impacted both the average invoice size for invoices purchased in our transportation factoring business and utilization rates from our factoring clients, negatively impacted our net funds employed and revenue from such business. Such results impacted our return on average assets (“ROA”) for the year on a year over year basis compared to 2018, which was a record year in the transportation sector. Operations in our community banking markets remained strong, as we began to see our investments in best in class retail and treasury management technology pay off in core deposit growth, particularly during the second half of 2019. In addition, asset quality remained strong across the enterprise.

Against this backdrop, the Company delivered financial results for 2019 which included the following:

•	Net income available to common stockholders of $58.5 million, compared to $51.1 million in 2018;

•	ROA of 1.23%, compared to 1.33% for 2018;

•

Organic non-interest bearing deposit growth of $85.2 million in 2019, compared to $23.9 million in 2018, as our deposit gathering efforts and investments in technology in retail banking and treasury management began to pay dividends;

•	Non-performing assets of 0.87% as of December 31, 2019, compared to 0.84% as of December 31, 2018; and

•	Net-charge offs as a percentage of average loans of 0.17% for 2019, compared to 0.23% for 2018.

During 2019, the Company made the determination to adjust its strategic focus away from total asset growth toward a focus on growth in its core transportation businesses, including factoring, equipment finance, and the Company’s TriumphPay payments platform. It believes such businesses are the Company’s most differentiated and profitable lines of business and that a focus on growing such businesses while moderating overall asset growth and simultaneously growing core deposits will create a stronger franchise and increased profitability for our shareholders. Such strategic direction will include a focus on the following:

•

Continued investments in technology, particularly at Triumph Business Capital and TriumphPay, designed to drive further efficiencies in our transportation factoring business and continued adoption and utilization of the TriumphPay platform, allowing us to achieve our growth targets for such businesses;

•

Focus in our community banking markets on total relationship banking compared to aggregate asset growth, increasing core deposit generation and treasury management adoption by our lending and other clients in such markets;

•

Holding aggregate asset size relatively stable on a year over year basis, increasing the percentage of our balance sheet invested in transportation assets, and utilizing core deposit growth to run off higher cost deposits and other liabilities; and

•	returning excess capital to our shareholders pursuant to share repurchase programs;

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The Company believes that successful execution of the strategies above, while requiring additional up-front investments in technology and personnel, particularly during 2020, will position the Company to deliver value to shareholders at the top end of its peer group over the long-term. The Company believes it can execute on such strategies and continue to deliver financial results that will be rewarded by investors.

Set forth below is a line graph presentation comparing the cumulative return on the Company’s common stock, on a dividend reinvested basis, against the cumulative return of the NASDAQ / Bank Composite, KBW Bank Index and KRE Bank Index for the period from December 31, 2016 to December 31, 2019. Our total stockholder return over this period outperformed both the NASDAQ Composite and KBW and KRE Bank Indices.

3-Year Total Stockholder Return

Named Executive Officers

Our 2019 named executive officers (NEO’s) and former named executive officers were:

Name	Age	Position
Aaron P. Graft	42	Vice Chairman, Chief Executive Officer and President of the Company Vice Chairman, Chief Executive Officer of TBK Bank, SSB
R. Bryce Fowler	66	Executive Vice President, Chief Financial Officer of the Company President and Chief Financial Officer of TBK Bank, SSB
Gail Lehmann	62	Executive Vice President, Secretary of the Company Chief Operating Officer, President-Retail Banking, Secretary of TBK Bank, SSB
Adam D. Nelson	42	Executive Vice President, General Counsel of the Company and TBK Bank, SSB
Todd Ritterbusch	51	Executive Vice President, Chief Lending Officer, TBK Bank, SSB
Daniel J. Karas	59	Former Executive Vice President, Chief Lending Officer, TBK Bank, SSB

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On May 1, 2019 we announced that Todd Ritterbusch had been appointed the Executive Vice President and Chief Lending Officer of our wholly-owned bank subsidiary, TBK Bank, SSB. In connection with the appointment of Mr. Ritterbusch, Daniel J. Karas ceased his service as Chief Lending Officer of TBK Bank, SSB and as an executive officer. Mr. Karas remained with the Company in a management capacity focused on the Company’s commercial finance product lines until September 1, 2019, at which point his employment with the Company ceased. Although Mr. Karas is an NEO for 2019 for purposes of SEC rules, he is not subject to our current compensation programs and did not participate in portions of our 2019 compensation program for executive officers. Accordingly, in order to preserve an accurate description of our executive compensation programs, references in this Compensation Discussion and Analysis to “executives” or “NEO”s are intended to exclude Mr. Karas unless otherwise noted. For a discussion of the 2019 compensation for Mr. Karas, please refer to the subsection of this Compensation Discussion and Analysis entitled “2019 Compensation for Former Named Executive Officers.”

Compensation Design Principles and Governance Best Practices

Our compensation programs incorporate best practices, including the following:

WHAT WE DO	WHAT WE DON’T DO

»  Align pay and performance

»  Design incentive programs to mitigate undue risks

»  Include caps on all incentives

»  Maintain a clawback policy for incentive compensation

»  Require ownership through Stock Ownership Guidelines

»  Include “Double Trigger” change in control provisions in NEO employment agreements and equity award agreements

»  Retain an independent compensation consultant

»  Annually conduct a competitive benchmarking analysis of executive compensation

»  No tax gross-ups related to change in control

»  Prohibit hedging of company securities by Executive Officers and Directors

»  No excessive perquisites

»  No stock option repricing without stockholder approval

Say on Pay/Say on Frequency

The Company has determined to hold shareholder advisory votes on our executive compensation (i.e. the “say on pay” vote) on an annual basis, as we believe holding this vote annually provides an effective way to obtain current information on stockholder sentiment about the Company executive compensation program. Additionally, while the say on pay vote is a formal means for soliciting stockholder feedback, the Company welcomes the opportunity to engage with stockholders at any time.

Executive Compensation Objectives and Policies

Below we summarize our compensation philosophy and guiding principles as well as our decision process and the outcomes of that process. Our executive compensation programs are designed to enable the Company to attract, motivate and retain talent needed for the Company’s success, reward executives for performance, align executive interests with those of our stockholders, provide competitive compensation and ensure a balanced approach that promotes sound risk management practices.

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We plan to achieve these objectives through the following guiding principles.

Compensation Principles	How we achieve these principles
Market Competitive

»  Competitive base pay ranges are designed to target market median with flexibility to recognize individual performance, experience and contribution.

»  Total compensation is targeted to market median for achieving median performance. Actual total compensation varies as appropriate to reflect individual and Company performance.

»  Market is defined using a combination of published industry survey sources (representing similar size and scope) and a proxy peer group of publicly-traded banks similar in size as asset types is reviewed annually.

Performance-Based

»  Annual cash incentive opportunities under our Annual Incentive Program (“AIP”) tied to performance under financial metrics that align with key strategic objectives including overall financial returns (Core Return on Average Assets) and proper risk management incentives, including preservation of credit quality (Non-Performing Asset and Net Charge-Off Goals).

»  Equity compensation awards to our NEO’s under our long-term incentive program (“LTIP”) consist of 50% performance-based restricted stock units based on the Company’s relative total stockholder return, 25% time vested restricted stock and 25% time vested stock options.

»  Participation in 2019 Cumulative EPS Award that rewards significant cumulative earnings per share growth tied to performance derived from successful execution of the key pillars of Company’s change in strategic direction.

Culture of Ownership	» Stock ownership guidelines encourage significant ownership by directors and executive officers.
Long-Term Focus	» Long-term equity compensation and vesting requirements align rewards with time horizon of potential risk.

The table below summarizes the purpose/objective of each compensation component used in our 2019 program.

Compensation Component	Purpose/Objective
Base Salary	» Provides a competitive level of fixed income based on role; targets market median.
Annual Incentive Program

»  Motivates and rewards executives for performance of key objectives in support of our overall strategic plan.

»  Includes risk mitigation/credit quality metrics (Non-Performing Asset and Net Charge Off targets) as a meaningful portion of total opportunity.

»  Rewards vary based on performance (higher performance will result in above market median pay; lower performance will result in below market median pay).

Equity Awards/ Long-Term Incentive Program	» Aligns executive interests with stockholders through equity based compensation. » Rewards long-term stockholder value creation. » Multiple year vesting encourages retention.
Other Benefits	» Provides a base level of competitive benefits consistent with similarly situated executive talent.
Employment Agreements	» Provides employment security to key executives. » Focuses executives on transactions in best interest of stockholders, regardless of impact such transactions may have on the executive’s employment.

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Role of Compensation Committee Management and the Compensation Consultant

Role of the Compensation Committee

The Compensation Committee is responsible for discharging the Board’s duties in executive compensation matters and for administering the Company’s annual incentive and equity-based plans. This includes oversight of the total compensation programs of the Company’s CEO and other executive officers, including our NEO’s. The Compensation Committee reviews all compensation components and performance for the Company’s Chief Executive Officer and other executive officers, including base salary, annual short-term incentives, long-term incentives (equity), benefits and other perquisites. In addition to reviewing competitive market values, the Compensation Committee examines the total compensation mix, pay-for-performance relationship and alignment with our compensation philosophy. The Committee also reviews the employment agreements for our NEO’s. As the Committee makes decisions regarding the Chief Executive Officer and other executive officers’ compensation, input and data from management and outside advisors are provided for external reference and perspective. While the Chief Executive Officer makes recommendations on other executive officers’ compensation, the Committee is ultimately responsible for approving compensation for all executive officers. The Committee meets regularly in executive session without management.

Role of the Compensation Consultant

The Compensation Committee has the sole authority to retain and dismiss its own outside compensation consultants and any other advisors it deems necessary. In 2019, the Compensation Committee engaged Meridian Compensation Partners LLC (“Meridian”) as its outside compensation consultant. The role of a compensation consultant is to assist the Compensation Committee in analyzing executive compensation packages and to provide the Compensation Committee with information regarding market compensation levels, general compensation trends and best practices. The consultant also provides advice regarding the competitiveness of specific pay decisions and actions for our NEO’s, as well as the appropriateness of the design of the Company’s executive compensation programs. Meridian also advised the Compensation Committee on the implementation of the Company’s annual incentive program and long-term incentive program for 2019. Meridian attended meetings of the Compensation Committee, including executive sessions, upon invitation. Meridian did not provide any other services to the Company. The Compensation Committee has assessed the independence of Meridian pursuant to the rules of the SEC and concluded that Meridian’s work for the Compensation Committee did not raise any conflicts of interest.

Role of Management

The Compensation Committee made all 2019 compensation decisions for our NEO’s. As part of its decision making process, the committee seeks information as appropriate from management (e.g. the Company’s CEO, CFO, legal and human resources departments). The Chief Executive Officer annually reviews the performance of each of the Company’s and its subsidiaries’ executive officers (other than himself). The conclusions reached and the compensation recommendations based on these reviews, including with respect to salary adjustments and bonuses, were presented to the Compensation Committee. The Compensation Committee exercised its discretion in modifying any recommended adjustment or award. The Chief Executive Officer’s performance is reviewed by the Compensation Committee and the Compensation Committee makes compensation decisions with respect to the Chief Executive Officer taking into account such review.

Peer Group and Competitive Benchmarking

The Committee made its determinations as to the compensation for its NEO’s in 2019, including base salary level and annual and long-term incentive targets as a percentage of base salary, by analyzing the Company’s practices in comparison to an adopted peer group, which it approved. In identifying and constructing a competitive peer group, the Committee, based on recommendations from Meridian, took into consideration asset size as the primary selection criteria. In order to reflect our unique business model, the

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peer group was further filtered to include companies with the highest percentage of Commercial and Industrial (“C&I”) loans to arrive at a reasonable size (i.e. 20 banks). This reference group consisted of banks with assets between $2.72 billion and $9.47 billion as of the date of adoption of the peer group by the Company in 2018, compared to $3.4 billion for the Company ($4.5 billion on a pro-forma basis incorporating the impact of previously announced acquisitions expected to close prior to 2019).

Peer Group
1st Source Corporation	Veritex Holdings, Inc.
Enterprise Financial Services Corp	Preferred Bank
ServisFirst Bancshares, Inc.	Stock Yards Bancorp, Inc.
Lakeland Financial Corporation	First Financial Bancorp.
TriState Capital Holdings, Inc.	Mercantile Bank Corp
Heritage Commerce Corp	Brookline Bancorp, Inc.
First Merchants Corporation	Atlantic Capital Bancshares, Inc.
Live Oak Bancshares, Inc.	Equity Bancshares, Inc.
BancFirst Corporation	LegacyTexas Financial Group, Inc
Green Bancorp, Inc.	QCR Holdings, Inc.

2019 Executive Compensation Program and Pay Decisions

The Company’s executive compensation program for 2019 consisted of the following components: base salary, short-term cash incentives paid under our AIP, long-term equity awards under our LTIP, participation the 2019 Cumulative EPS Award program described below, limited perquisites and employee benefit plans.

Base Salary

The Compensation Committee annually reviews each NEO’s base salary. In determining whether to adjust an NEO’s base salary, the Compensation Committee considers the following factors: competitive peer group and industry survey benchmark data, individual performance and the Company’s prospects for future growth and performance. The table below shows our NEO’s base salaries for fiscal years 2018 and 2019 and the year over year percentage change in salaries.

Executive	2018 Base Salary	2019 Base Salary	Increase
Aaron P. Graft	$515,000	$570,000	10.68%
R. Bryce Fowler	$300,000	$350,000	16.67%
Gail Lehmann	$275,000	$340,000	23.64%
Adam D. Nelson	$265,000	$290,000	9.43%
Todd Ritterbusch	—	$325,000	—

Our NEO’s base salaries were adjusted in 2019 primarily to remain competitive with market median pay levels and to reflect individual performance, as well as to reflect, for Ms. Lehmann, her assumption of the role of President, Retail Banking at TBK Bank, SSB in addition to her Chief Operating Officer role.

Effective January 2020, based on updated market data, the Compensation Committee approved the following base salaries for our NEO’s effective January 1, 2020:

Executive	2020 Base Salary
Aaron P. Graft	$650,000
R. Bryce Fowler	$385,000
Gail Lehmann	$350,000
Adam D. Nelson	$305,000
Todd Ritterbusch	$325,000

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Annual Incentive Program

Under the AIP, the Company pays cash incentive payments to our NEO’s based on achieved performance against pre-determined annual performance goals. Our AIP is designed to motivate and reward our NEO’s for achieving these performance goals, which are linked to our annual business plan.

NEO’s’ 2019 Target Bonus. Target bonuses are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For the 2019 AIP, the Compensation Committee approved the following target bonuses (expressed as a percentage of base salary) for our NEO’s: 50% for Mr. Graft, 45% for Mr. Fowler and 40% for each of Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch. Each NEO was eligible to receive an actual bonus payout of between 0% and 150% of his or her respective target bonus, with the applicable percentage based on the level of achieved performance. In addition, at their discretion, the Compensation Committee may increase or decrease a NEO’s annual incentive payout by 30% based on Company performance, individual performance or other risk factors.

2019 Performance Measures, Weighting and Goals. For 2019, the Compensation Committee approved financial goals related to the following three measures: (i) Core Return on Average Assets (“Core ROA”), (ii) Non-Performing Assets/Total Assets, and (iii) Net Charge-Offs/Average Total Loans. The selected performance measures were directly linked to our 2019 business plan and are most reflective of our annual performance. In addition, the selected performance measures provided a balance between incenting our NEO’s to drive our financial performance while maintaining sound risk management and credit quality practices.

Performance goals for each measure was set at threshold, target and stretch levels, which correspond to a range of potential payouts (50% of target bonus for threshold performance, 100% of target bonus for target performance and 150% of target bonus for stretch performance for each metric). Awards are interpolated in between these levels to provide for incremental rewards.

The table below shows that for 2019 the Company fell above threshold but below target for its Core ROA goal and above target for the Non-Performing Asset and Net Charge-Off goals, achieving the stretch goal for Net Charge-Offs.

Performance Measure	Weighting	Threshold	Target	Stretch	Actual	Earned %
Core ROA	70%	1.00%	1.30%	1.60%	1.23%	88.3%
Non-Performing Assets/Total Assets	15%	1.25%	1.00%	0.75%	0.87%	126.0%
Net Charge-Offs/Average Total Loans	15%	0.35%	0.28%	0.20%	0.17%	150.0%
Weighted Percentage of Target Bonus Earned						103.2%

The Compensation Committee exercised its discretion to increase the incentive awards for each of Ms. Lehmann and Messrs. Graft, Fowler and Nelson by 20%. The Compensation Committee made these adjustments after consideration of the strong performance of such executives over the course of the year in guiding the Company through its shift in strategic direction as discussed herein, for their efforts in management of the Company’s regulatory relationships and individual performance considerations. The incentive award for Mr. Ritterbusch was prorated as a result of his partial year of service following employment commencing in May 2019.

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The following table shows, for each of our NEO’s, the target incentive payment under our AIP, the total calculated payout under the AIP, the impact of the discretionary adjustments made by the Committee as described above, and the total payout of annual cash incentives for the Company’s 2019 fiscal year.

Executive	2019 Incentive Target	2019 Calculated Payout	Discretionary Adjustment	2019 Incentive Actual	% of Target Incentive
Aaron P. Graft	$285,000	$294,215	$58,843	$353,058	124%
R. Bryce Fowler	$157,500	$162,593	$32,519	$195,112	124%
Gail Lehmann	$136,000	$140,397	$28,079	$168,476	124%
Adam D. Nelson	$116,000	$119,751	$23,950	$143,701	124%
Todd Ritterbusch (1)	$87,260	$90,082	—	$90,082	103%
(1)	The AIP target for Mr. Ritterbusch was prorated to reflect his partial year of service.

Long-Term Incentive Program

Each year, the Company grants equity awards to our NEO’s under our LTIP. The purpose of these grants is to align our NEO’s with stockholder interests, reward our NEO’s for long-term stockholder value creation and encourage retention of our NEO’s. In addition, these equity grants align with our pay for performance philosophy as 50% of the equity awards issued under our LTIP are performance based restricted stock units. In addition, the value of all equity grants are directly linked to our share performance (and, in the case of stock option grants, have no value unless the share price appreciates after the grant date).

Target equity awards for each individual are established by the Compensation Committee considering competitive market data, individual performance and internal equity with other executives. For 2019, the Compensation Committee approved the following target grant date fair value (expressed as a percentage of base salary) of equity awards under our LTIP granted to our NEO’s: 45% for Mr. Graft, 40% for Mr. Fowler, and 35% for each of Ms. Lehmann, Mr. Nelson and Mr. Rtterbusch (prorated to reflect a partial year of service for Mr. Ritterbusch). In addition, at their discretion, the Compensation Committee may increase or decrease by 30% a NEO’s target LTIP award based Company performance, individual performance or other risk factors. For 2019, each NEO’s LTIP award was approved at target. Each NEO’s LTIP award was issued 50% as performance based restricted stock units based on the Company’s relative total stock return, 25% time-vested restricted stock, and 25% nonqualified stock options as set forth in the table below:

	Performance Shares		Restricted Stock		Options
Named Executive Officer	# of Target Shares	Grant Value*	# of Shares	Grant Value*	# of Options Shares	Grant Value*
Aaron P. Graft	4,596	$155,850	2,298	$71,238	7,103	$71,243
R. Bryce Fowler	2,258	$76,569	1,129	$34,999	3,489	$34,994
Gail Lehmann	1,919	$65,073	959	$29,729	2,966	$29,748
Adam D. Nelson	1,637	$55,511	818	$25,358	2,529	$25,365
Todd Ritterbusch	1,223	$41,472	611	$18,941	1,890	$18,956

*

The grant value of performance share awards are based on a Monte Carlo valuation of $33.91 per target share as of the grant date. The grant value of restricted stock awards are based on a fair market value of $31.00 per share of our common stock as of the May 1, 2019 grant date, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The grant value of option awards are based on a Black-Scholes valuation of $10.03 per option share for grants made on May 1, 2019, with an exercise price of $31.00, which was the closing price of our common stock on the NASDAQ Global Select Market as of such date. The total LTIP award value for Mr. Ritterbusch for 2019 was prorated to reflect his partial year of service.

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The performance share awards issue Common Stock to participants based on the Company’s relative total stock return (“TSR”) compared to a reference group (publicly traded banks with assets between $2.5 and $30 billion) over a three year performance period. Shares may be issued between 50% and 175% of the target award to each participant for relative TSR as follows (with linear interpolation between the 25th and 75th percentiles and between the 75th and 90th percentiles, as applicable):

Relative TSR Percentile	Applicable Vesting Percentage
Below 25th percentile	0%
25th percentile	50%
50th percentile	100%
75th percentile	150%
90th percentile or above	175%

In the event of termination of employment under certain circumstances, a prorated portion of the award for the period of service of the participant during the performance period would be earned and shares issued following the completion of the performance period and determination of the Company’s relative TSR. In addition, in the event of a change in control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award for such earned shares) based on TSR through the date of the change in control. The description of the performance based restricted stock unit award described herein is qualified in its entirety by reference to the Form of Performance Based Restricted Stock Unit Agreement attached as Exhibit 10.3 to our Form 10-Q filed with the Securities and Exchange Commission on July 19, 2019, which Exhibit 10.3 is incorporated by reference herein.

The restricted stock grant and stock option grant each vest one-fourth on each of the first four anniversaries of the grant date, generally subject to the NEO’s continued employment through each such anniversary. Stock options are granted with an exercise price equal to the closing stock price of our Common Stock on the NASDAQ Global Select Market as of the date of grant.

Further detail regarding the treatment of such outstanding equity awards upon termination of employment of our NEO’s in various circumstances is described in this proxy in the table included in “Executive Compensation – Payments upon Termination or Change in Control.”

Ritterbusch Sign-On Equity Award

In connection the commencement of his employment, Mr. Ritterbusch received a sign-on equity award of 6,451 shares of restricted Common Stock. Such shares had a grant date fair value of $199,981 based on the closing price of our Common Stock on the May 1, 2019 grant date. One-fourth of such shares will vest on each of the first four anniversaries of the grant date. Such award was approved by the Compensation Committee after considering the competitive hiring process for an executive with the skill set of Mr. Ritterbusch and the retention benefits of providing Mr. Ritterbusch significant equity ownership at the commencement of his employment tied to a long-term vesting schedule.

2019 Cumulative EPS Award

In December 2019 the Company approved a one-time equity award program to incentivize, motivate and retain our senior leadership team in connection with its shift in strategic direction and its belief that execution of the key elements of such strategic shift could result in earnings per share growth well in excess of peer banks and create a transformational shift in the nature of the Company (the “Cumulative EPS Award”).

Under the terms of the performance based restricted stock unit agreements that form the basis of the Cumulative EPS Award, the Company has issued, to each participant, a target number shares of common stock that would be earned and issued if the Company achieves cumulative diluted earnings per share over

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a three year performance period from January 1, 2020 through December 31, 2022 of $10.00 per share (the “Cumulative EPS Goal”). No shares will be issued if cumulative earnings per share for the performance period falls below the Cumulative EPS Goal. Shares up to 200% of target will be issued upon achievement of cumulative earnings per share for the performance period at or above $12.00. The award scales linearly for achievement of cumulative earnings per share for such period between $10.00 and $12.00 per share. Such award vests, and any earned shares will be issued, following the certification of results by the Compensation Committee at the conclusion of the three year performance period. In the event of termination of employment under certain circumstances, a prorated portion of the award for the period of service of the participant during the performance period would be earned and shares issued following the completion of the performance period and determination of the Company’s cumulative earnings per share for the performance period. In addition, in the event of a change in control during the performance period, a portion of the award may be earned (and the resulting shares issued unless replaced with a time vested replacement award for such shares) based on interim cumulative earnings per share targets achieved prior to such change in control. Further detail regarding the treatment of outstanding equity awards upon termination of employment of our NEO’s in various circumstances is described in this proxy in the table included in “Executive Compensation – Payments upon Termination or Change in Control.” In addition, the description of the performance based restricted stock unit award described herein is qualified in its entirety by reference to the Form of Performance Based Restricted Stock Unit Agreement attached as Exhibit 10.16 to our Form 10-K filed with the Securities and Exchange Commission on February 11, 2020, which Exhibit 10.16 is incorporated by reference herein.

Our NEO’s, along with others in our senior leadership team, were eligible to participate in and received awards as part of the Cumulative EPS Award program. Mr. Graft received an award of 21,000 target shares of common stock and each of Ms. Lehmann and Messrs. Fowler, Nelson and Ritterbusch received an award of 12,500 target shares.

In approving the Cumulative EPS Award program and the related grants made to our NEOs, the Compensation Committee considered a variety of factors, including the following:

•	achievement of the Cumulative EPS Goal would necessitate substantial growth over the Company’s 2019 diluted earnings per share of $2.25 resulting in significant value generated for our stockholders;

•

the unique position of the Company in embarking on its change in strategic direction and the possibility of financial results at the top end of its peer group over the performance period in the event key elements of the strategic shift were successfully executed;

•

the alignment and long-term focus such award creates across the Company’s senior leadership team in focusing on the key elements of such strategic shift necessary to achieve the goals underlying the program;

•

the structure of the award, which would require the Company to absorb the full cost of the awards as an expense during the performance period while still achieving the significant earnings per share growth goals for payout under the award;

•

the consideration of cumulative earnings per share results over an extended performance period, which mitigates the risk of short-term decision making over the long-term interests of the Company in order to achieve single year earnings per share results;

•

the value of the award as a key retention tool, particularly considering that achieving the goals contemplated by the award is anticipated to require substantial success to be realized from our investments in transportation fintech and payments platforms, which will increase our visibility in these highly competitive markets and industries; and

•

the reasonableness of the award taken together with the other elements of compensation for our NEOs (e.g. base salary, AIP awards and standard LTIP awards as described above made in 2019 and anticipated to be made over performance period).

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Benefits and Other Compensation

The Company provides limited perquisites to our NEO’s that we believe are reasonable, competitive and consistent with the Company’s overall compensation philosophy and market practice. In 2019, these perquisites consisted of a car allowance and country club dues for Mr. Graft. In addition, certain of our NEOs received reimbursement for participation in a medical wellness program available to the Company’s directors and executive officers.

Our NEO’s participate in our group health and welfare programs and 401(k) plan on the same basis as our other employees. Under the 401(k) plan, our NEO’s are eligible to receive an employer match contribution on the same terms as all other employees of the Company.

2019 Compensation for Former Named Executive Officers

Departure of Mr. Karas

On May 1, 2019 we announced that Todd Ritterbusch had been appointed the Executive Vice President and Chief Lending Officer of our wholly-owned bank subsidiary, TBK Bank, SSB. In connection with the appointment of Mr. Ritterbusch, Daniel J. Karas ceased his service as Chief Lending Officer of TBK Bank, SSB and as an executive officer. Mr. Karas remained with the Company in a management capacity focused on the Company’s commercial finance product lines until September 1, 2019, at which point his employment with the Company ceased. During 2019, Mr. Karas received an annual base salary of $275,000 ($181,394 actually paid during his partial year of service), an equity award of 2,173 shares of time vested restricted stock, which had a grant date value of $67,363 as of the May 1, 2019 grant date (and which award was forfeited in its entirety upon his separation from the Company in September 2019), and a severance payment in connection with his separation of employment from the Company of $299,720 plus continuation of COBRA benefits for 12 months.

Additional Information about our Compensation Practices

Employment Agreements

On March 30, 2016, amended and restated employment agreements were executed with each of our NEOs other than Mr. Ritterbusch, with retroactive effect to January 1, 2016. Mr. Ritterbusch entered into a substantially identical employment agreement in connection with the commencement of his employment on May 1, 2019. The employment agreements have an initial term of one year commencing on the Effective Date (the initial term of Mr. Ritterbusch’s employment agreement ended on December 31, 2019), subject to automatic renewal for successive one (1) year terms unless either party delivers 60 days’ prior written notice of non-renewal (and, in the event that a change in control occurs during the then-current term, such term shall be extended to end no earlier than the second anniversary of the change in control). Each employment agreement provides for an annual base salary, which may be increased or decreased during the term, and specifies that the executive is eligible to participate in the annual and long-term incentive programs maintained by the Company to the same extent as other executives of the Company.

Either the Company or the executive may terminate the executive’s employment prior to the expiration of the then-current term in accordance with the terms and conditions of the employment agreement, and if such termination of employment is by the Company without “cause” (as defined in the agreement) or by the executive for “good reason” (as defined in the agreement) (a “qualifying termination”), then the executive shall be entitled to receive, subject to execution and non-revocation of a release of claims in favor of the Company, cash severance in the amount of 1.5 times base salary for Mr. Graft, 1.25 times base salary for Mr. Fowler, and 1.0 times base salary for each of Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch, as well as, in each case, healthcare coverage continuation for a period of 18 months for Mr. Graft, Mr. Fowler and Ms. Lehmann and 12 months for Mr. Nelson and Mr. Ritterbusch. However, if the qualifying termination occurs within 24 months following a change in control, then the cash severance amount is increased to a

Triumph Bancorp  |  2020 Proxy Statement        31

multiple of base salary plus the trailing 3-year average bonus (3.0 times for Mr. Graft, 2.5 times for Mr. Fowler and 2.0 times for each of Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch) and the healthcare coverage continuation period is increased to 36 months for Mr. Graft and Mr. Fowler and 24 months for Ms. Lehmann, Mr. Nelson and Mr. Ritterbusch.

The employment agreements contain a better net after-tax cutback provision in respect of the excise tax imposed under Sections 280G and 4999 of the tax code, pursuant to which the executive’s change in control-related payments and benefits will be reduced to the extent necessary to prevent any portion of such payments and benefits from becoming subject to the excise tax, but only if, by reason of that reduction, the net after-tax benefit received by the executive exceeds the net after-tax benefit that the executive would receive if no reduction was made.

The employment agreements also contain certain restrictive covenants, including a perpetual confidentiality covenant, and non-compete, employee, client, and investor non-solicit, and business non-interference covenants that apply during employment and for the one (1) year period immediately following termination of employment for any reason.

Clawback Policy

The Company has adopted a Clawback Policy, which would be triggered by any restatement of the Company’s financial statements. The Clawback Policy covers performance-based incentive and equity compensation awarded when vesting, settlement or payment is contingent upon the achievement of a specified performance metric. Excess compensation, determined to be the amount of compensation that would not have been paid to the executive officer if the financial statements were correct at the time of the payment, would be subject to recoupment at the discretion of the Compensation Committee.

No Option Repricing

Our 2014 Omnibus Incentive Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

Hedging Policy and Pledging Restrictions

We do not permit our directors or executive officers to engage in transactions that hedge such director’s or executive officer’s economic risk of owning shares of our common stock. Thus, our directors and executive officers may not engage in hedging transactions in the Company’s shares such as puts, calls, prepaid variable forwards, equity swaps, collars and other derivative securities on an exchange or in any other organized market. Our executive officers also may not engage in short sales of the Company’s shares, meaning sales of shares that are not owned at the time of sale. In addition, the Company does not permit shares pledged by senior executive officers and directors to be applied toward stock ownership guidelines, and limits pledging to pre-approved exceptions where the executive officer or director can clearly demonstrate the financial ability to repay the loan without resorting to the pledged securities.

Stock Ownership Guidelines

In 2016, the Company adopted stock ownership guidelines for our non-employee directors and executive officers as part of our commitment to corporate governance and to strengthen the alignment of our non-employee directors and executive officers with the interests of our stockholders. Under the guidelines, our directors, our Chief Executive Officer and our other executive officers are expected to accumulate shares of our common stock with a value equal to or exceeding the applicable ownership level prior to the fifth anniversary of adoption of the guidelines, or the fifth anniversary of their election or appointment, whichever is later (the “Measurement Date”) and thereafter maintain ownership of shares consistent with such guidelines.

For purposes of the guidelines, “shares” include shares owned outright, directly or indirectly, shares owned jointly or separately by the individual’s spouse, shares held in trust for the benefit of the individual,

32        Triumph Bancorp  |  2020 Proxy Statement

the individual’s spouse and/or children, restricted stock or restricted stock units, shares acquirable upon the net exercise of vested stock options, or deferred shares or deferred stock units. Unvested stock options and unearned performance-based restricted stock units do not count toward meeting the applicable guidelines.

Our applicable target stock ownership guidelines are as follows:

Title	Multiple of Base Salary
Chief Executive Officer	3x base salary
Other Executive Officers	1.5x base salary
Non-Employee Directors	3x annual retainer

Our Nominating and Corporate Governance Committee will periodically review each director’s or executive officer’s progress toward achieving the applicable guidelines. Each of our directors and executive officers is either within compliance with the guidelines or expected to achieve such compliance prior to his or her applicable Measurement Date.

Risk Assessment Review

The Company adheres to a conservative and balanced approach to risk. Management and the Board conduct regular reviews of the business to ensure it remains within appropriate regulatory guidelines and practice. During 2019, the Company conducted a risk assessment of its incentive plans in place. This risk assessment was presented to the Compensation Committee, which concluded that the Company’s incentive compensation programs provide appropriate balance across many performance measures and do not create risks that are reasonably likely to have a material adverse effect on the Company.

Accounting and Tax Treatment of Compensation

The Compensation Committee considers the effects of tax and accounting treatments when it determines executive compensation. Under Section 162(m) of the Internal Revenue Code (the “Code”) compensation paid to a covered executive officer of a publicly traded company in excess of $1 million in one (1) year is not deductible for federal income tax purposes. In structuring the Company’s compensation programs and in determining executive compensation, the Compensation Committee takes into consideration the deductibility limit for compensation. However, the Compensation Committee reserves the right, in the exercise of its business judgment, to establish appropriate compensation levels for executive officers that may exceed the limits on tax deductibility established under Section 162(m) of the Code. The employment contracts for the NEO’s contain change of control limitation provisions pursuant to the Code Section 280G. If a change of control payment exceeds the limit for deductible payments under Section 280G of the Code, the higher of (i) safe harbor amounts; or (ii) full payments after tax (i.e., “best of after-tax benefit”) will be paid to the NEO. For the full payments, the NEO is responsible for paying the excise tax. The Compensation Committee takes into consideration the accounting effects of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 in determining vesting periods for stock options and restricted stock awards under our 2014 Omnibus Incentive Plan.

Triumph Bancorp  |  2020 Proxy Statement        33

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with Management the “Compensation Discussion and Analysis” disclosure appearing above in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, which incorporates by reference the disclosure contained in this Proxy Statement.

March 26, 2020

The Compensation Committee:

Charles A. Anderson, Chairman

Richard L. Davis

Robert Dobrient

Frederick Perpall

Justin Trail

34        Triumph Bancorp  |  2020 Proxy Statement

2019 Summary Compensation Table

The following summary compensation table provides information regarding the compensation of our NEO’s for our fiscal years ended December 31, 2019, 2018 and 2017.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
AARON P. GRAFT	2019	570,000	—	227,088	71,243	353,058	33,464	1,254,853
Director, Vice Chairman,	2018	515,000	—	128,766	128,749	324,651	26,418	1,123,584
CEO & President	2017	460,000	—	103,509	103,500	352,157	25,893	1,045,059
R. BRYCE FOWLER	2019	350,000	—	111,568	34,994	195,112	11,200	702,873
Executive Vice President,	2018	300,000	—	59,985	60,005	170,206	11,000	601,196
CFO	2017	292,500	—	58,488	58,496	201,533	10,800	621,817
GAIL LEHMANN	2019	340,000	—	94,802	29,748	168,476	11,200	644,227
Executive Vice President,	2018	275,000	—	48,128	48,120	138,686	11,000	520,934
& Secretary	2017	255,000	—	44,634	44,621	156,174	10,800	511,229
ADAM D. NELSON	2019	290,000	—	80,869	25,365	143,701	13,820	553,755
Executive Vice President,	2018	265,000	—	46,384	46,375	133,643	7,067	498,469
General Counsel	2017	250,000	—	43,756	43,750	153,112	—	490,618
TODD RITTERBUSCH	2019	216,667	—	260,394	18,956	90,082	5,417	591,515
Executive Vice President,	2018	—	—	—	—	—	—	—
Chief Lending Officer	2017	—	—	—	—	—	—	—
DANIEL J. KARAS	2019	181,394	—	67,363	—	—	324,320	573,077
Former Executive Vice President,	2018	275,000	—	48,128	48,120	109,079	5,750	486,077
Chief Lending Officer	2017	250,000	—	43,756	43,750	117,778	1,200	456,484
(1)	Reflects actual base compensation paid during the applicable fiscal year. For Mr. Ritterbusch and Mr. Karas such amounts reflect actual amounts paid for their respective partial years of service.
(2)

Reflects the full grant date value of performance shares, restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 20 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2019, filed with the SEC on February 11, 2020. The grant date fair value of total stock return performance shares awarded in 2019 are based on a Monte Carlo valuation of $33.91 per target share as of the May 1, 2019 grant date. Restricted stock awards presented for our fiscal year ended December 31, 2019 are based on a fair market value of $31.00 per share of our Common Stock for grants made on May 1, 2019, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2019 are based on a Black-Scholes valuation of $10.03 per option share for grants made on May 1, 2019.

With respect to the Cumulative EPS Award described in “Compensation Discussion and Analysis- 2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award”, the grant date value included in the “Stock Awards” column of each NEO is $0, because at the time of grant these shares were not expected to be earned based on the substantial growth built into the cumulative EPS goals. As more fully described under “Compensation Discussion and Analysis- 2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award,” the Cumulative EPS performance shares will vest if the Company achieves cumulative earnings per share in excess of $10.00 over a three year performance period from January 1, 2020 through December 31, 2022. Assuming that achievement of the performance goal at target had been probable on the grant date, the grant date value of the Cumulative EPS Awards for each of our NEO’s would have been as set forth in the table below, based on a closing price of our Common Stock of $38.02 on the December 31, 2019 grant date.

Named Executive Officer	Number of Shares at Target	Value based on Closing Price of Common Stock at Grant Date ($)
Aaron P. Graft	21,000	798,420
R. Bryce Fowler	12,500	475,250
Gail Lehmann	12,500	475,250
Adam D. Nelson	12,500	475,250
Todd Ritterbusch	12,500	475,250
(3)	Includes the amounts set forth below under “2019 All Other Compensation Table” paid to or on behalf of the NEO’s during the applicable fiscal year.

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The following table shows all amounts included in the “All Other Compensation” column for each named executive officer in 2019:

2019 All Other Compensation Table

Name	TBK Bank, SSB Contribution to Defined Contribution Plan ($)	Car Allowance ($)	Club Memberships ($)	Executive Health ($)	Severance ($)	Total ($)
Aaron P. Graft	11,200	6,000	9,418	6,846	—	33,464
R. Bryce Fowler	11,200	—	—	—	—	11,200
Gail Lehmann	11,200	—	—	—	—	11,200
Adam D. Nelson	10,550	—	—	3,270	—	13,820
Todd Ritterbusch	5,417	—	—	—	—	5,417
Daniel J. Karas	3,000	—	—	—	321,320	324,320
*	Severance payments for Mr. Karas include cash severance of $299,720 plus continuation of COBRA benefits for 12 months valued at $21,600.

36        Triumph Bancorp  |  2020 Proxy Statement

2019 Grants of Plan-Based Awards Table

	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(i)	All Other Option Awards: Number of Securities Underlying Options (#)(j)	Exercise or Base Price of Option Awards ($/sh)(k)	Grant Date Fair Value of Strock and Option Awards (l) (2)
Name (a)		Threshold ($)(c)	Target ($)(d)	Maximum ($)(e)	Threshold (#)(f)	Target (#)(g)	Maximum (#)(h)
Aaron P. Graft
	5/1/2019							2,298			$71,238
	5/1/2019								7,103	$31.00	$71,243
	5/1/2019				—	4,596	8,043				$155,850
	12/31/2019				—	21,000	42,000				—
	—	$99,750	$285,000	$555,750

R. Bryce Fowler
	5/1/2019							1,129			$34,999
	5/1/2019								3,489	$31.00	$34,994
	5/1/2019				—	2,258	3,952				$76,569
	12/31/2019				—	12,500	25,000				—
	—	$55,125	$157,500	$307,125

Gail Lehmann
	5/1/2019							959			$29,729
	5/1/2019								2,966	$31.00	$29,748
	5/1/2019				—	1,919	3,358				$65,073
	12/31/2019				—	12,500	25,000				—
	—	$47,600	$136,000	$265,200

Adam D. Nelson
	5/1/2019							818			$25,358
	5/1/2019								2,529	$31.00	$25,365
	5/1/2019				—	1,637	2,865				$55,511
	12/31/2019				—	12,500	25,000				—
	—	$40,600	$116,000	$226,200

Todd Ritterbusch
	5/1/2019							611			$18,941
	5/1/2019							6,451			$199,981
	5/1/2019								1,890	$31.00	$18,956
	5/1/2019				—	1,223	2,140				$41,472
	12/31/2019				—	12,500	25,000				—
	—	$30,334	$86,667	$169,001

Daniel J. Karas
	5/1/2019							2,173			$67,363

(1)

The amounts reported in these columns represent the possible range of payments under the AIP incentive compensation program. For information about the amounts actually earned by each named executive officer under the AIP incentive compensation program, see “Executive Compensation Tables - 2019 Summary Compensation Table.” Amounts are considered earned in fiscal year 2019 although they were not paid until 2020.

(2)

Reflects the full grant date value of performance shares, restricted stock or stock option awards granted to each of our NEO’s computed in accordance with ASC 718. Generally, the full grant date fair value is the amount we will expense in our financial statements over an award’s vesting period as further described in Note 20 to our Annual Report on Form 10-K for the Fiscal Year ended December 31, 2019, filed with the SEC on February 11, 2020. The grant date fair value of total stock return performance shares awarded in 2019 are based on a Monte Carlo valuation of $33.91 per target share as of the May 1, 2019 grant date. The values of restricted stock awards presented for our fiscal year ended December 31, 2019 are based on a fair market value of $31.00 per share of our Common Stock for grants made on May 1, 2019, which was the closing price of our Common Stock on the NASDAQ Global Select Market as of such date. The values of option awards presented for our fiscal year ended December 31, 2019 are based on a Black-Scholes valuation of $10.03 per option share for grants made on May 1, 2019. With respect to the Cumulative EPS Award described in “Compensation Discussion and Analysis- 2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award”, the grant date value included in the “Stock Awards” column of each NEO is $0, because at the time of grant these shares were not expected to be earned based on the substantial growth built into the cumulative EPS goals. See “2019 Summary Compensation Table” above.

Triumph Bancorp  |  2020 Proxy Statement        37

Outstanding Equity Awards at Fiscal Year-End for 2019

The following table sets forth all unexercised stock options and unvested restricted stock awarded to our named executive officers by the Company that were outstanding as of December 31, 2019.

	Option Awards						Performance Unit Awards			Stock Awards
Name (a) (13)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c) (3)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)	Option Exercise Price ($)(e)	Option Expiration Date(f)	Number of Shares or Units of Stock That Have Not Vested (#)(g)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (4)	Number of Shares or Units of Stock That Have Not Vested (#)(g) (3)		Market Value of Shares or Units of Stock That Have Not Vested ($)(h) (4)
Aaron P. Graft Director, Vice Chairman, CEO & President	12,324	4,110	(5)	—	$15.87	4/1/2026	—		—	—		—
	5,942	5,941	(6)	—	$25.80	4/1/2027	—		—	—		—
	2,434	7,305	(7)	—	$38.75	5/1/2028	—		—	—		—
	—	7,103	(8)	—	$31.00	5/1/2029	—		—	—		—
	—	—		—	—	—	8,043	(1)	$305,795	—		—
	—	—		—	—	—	21,000	(2)	$798,420	—		—
	—	—		—	—	—	—		—	1,516	(9)	$57,638
	—	—		—	—	—	—		—	2,006	(10)	$76,268
	—	—		—	—	—	—		—	2,493	(11)	$94,784
	—	—		—	—	—	—		—	2,298	(12)	$87,370

R. Bryce Fowler Executive Vice President, CFO	7,494	2,501	(5)	—	$15.87	4/1/2026	—		—	—		—
	3,358	3,358	(6)	—	$25.80	4/1/2027	—		—	—		—
	1,134	3,405	(7)	—	$38.75	5/1/2028	—		—	—		—
	—	3,489	(8)	—	$31.00	5/1/2029	—		—	—		—
	—	—		—	—	—	3,952	(1)	$150,255	—		—
	—	—		—	—	—	12,500	(2)	$475,250	—		—
	—	—		—	—	—	—		—	920	(9)	$34,978
	—	—		—	—	—	—		—	1,134	(10)	$43,115
	—	—		—	—	—	—		—	1,161	(11)	$44,141
	—	—		—	—	—				1,129	(12)	$42,925

Gail Lehmann Executive Vice President, Secretary	5,382	1,794	(5)	—	$15.87	4/1/2026	—		—	—		—
	2,562	2,561	(6)	—	$25.80	4/1/2027	—		—	—		—
	910	2,730	(7)	—	$38.75	5/1/2028	—		—	—		—
	—	2,966	(8)		$31.00	5/1/2029	—		—	—		—
	—	—		—	—	—	3,358	(1)	$127,671	—		—
	—	—		—	—	—	12,500	(2)	$475,250	—		—
	—	—		—	—	—	—		—	661	(9)	$25,131
	—	—		—	—	—	—		—	865	(10)	$32,887
	—	—		—	—	—	—		—	932	(11)	$35,435
	—	—		—	—	—	—		—	959	(12)	$36,461

Adam D. Nelson Executive Vice President & General Counsel	7,902	2,637	(5)	—	$15.87	4/1/2026	—		—	—		—
	2,512	2,511	(6)	—	$25.80	4/1/2027	—		—	—		—
	877	2,631	(7)	—	$38.75	5/1/2028	—		—	—		—
	—	2,529	(8)	—	$31.00	5/1/2029	—		—	—		—
	—	—		—	—	—	2,865	(1)	$108,927	—		—
	—	—		—	—	—	12,500	(2)	$475,250	—		—
	—	—		—	—	—	—		—	971	(9)	$36,917
	—	—		—	—	—	—		—	848	(10)	$32,241
	—	—		—	—	—	—		—	898	(11)	$34,142
	—	—		—	—	—				818	(12)	$31,100

Todd Ritterbusch	—	1,890	(8)	—	$31.00	5/1/2029	—		—	—		—
Executive Vice President, Chief Lending Officer	—	—		—	—	—	2,140	(1)	$81,363	—		—
	—	—		—	—	—	12,500	(2)	$475,250	—		—
	—	—		—	—	—	—		—	6,451	(12)	$245,267
	—	—		—	—	—	—		—	611	(12)	$23,230

38        Triumph Bancorp  |  2020 Proxy Statement

(1)

Performance unit awards shown in row represent total stock return performance shares granted in 2019 as part of the Company’s LTIP program. Shares represented and market value of such awards assume payout at maximum.

(2)

During 2019 the Company granted the 2019 Cumulative EPS Awards. For a discussion of the terms relating to the 2019 Cumulative EPS Awards please refer to “Compensation Discussion and Analysis-2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award.” Such award is disclosed in this table at its target level. As of December 31, 2019 it was not considered probable that the Company will achieve the specified performance metric for this award. See “2019 Summary Compensation Table” above

(3)

Vesting of all such stock options and shares of restricted stock may be accelerated upon termination of employment for death or disability, or upon a qualifying termination of employment following a change of control (as defined in our 2014 Omnibus Incentive Plan).

(4)	The market values for the outstanding stock awards presented as of December 31, 2019, are based on the closing price of our Common Stock of $38.02 per share on December 31, 2019.
(5)	2016 stock option; vests at the rate of 25% per year – remaining unvested portion of the award will vest on April 1, 2020.
(6)	2017 stock option; vests at the rate of 25% per year – remaining unvested portions of the award will vest on April 1 2020 and 2021.
(7)	2018 stock option; vests at the rate of 25% per year – remaining unvested portions of the award will vest on May 1 2020, 2021 and 2022.
(8)	2019 stock option; vests at the rate of 25% per year – one-fourth of the award vests on May 1, 2020, 2021, 2022 and 2023.
(9)	2016 restricted stock award; vests at the rate of 25% per year – remaining unvested portion of the award will vest on April 1, 2020.
(10)	2017 restricted stock award; vests at the rate of 25% per year – remaining unvested portions of the award will vest on April 1 2020 and 2021.
(11)	2018 restricted stock award; vests at the rate of 25% per year – remaining unvested portions of the award will vest on May 1 2020, 2021 and 2022.
(12)	2019 restricted stock award; vests at the rate of 25% per year – one-fourth of the award vests on May 1, 2020, 2021, 2022 and 2023.
(13)	Mr. Karas’ employment with the Company terminated September 1, 2019 and he had no unvested stock options, restricted stock awards or performance shares as of December 31, 2019.

Triumph Bancorp  |  2020 Proxy Statement        39

The following information sets forth the stock awards vested and stock options exercised by the named executive officers during the fiscal year ended December 31, 2019.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting	Value Realized on Vesting ($) (1)
Aaron P. Graft	—	—	3,348	$101,220
R. Bryce Fowler	—	—	1,876	$56,637
Gail Lehmann	—	—	1,405	$42,438
Adam D. Nelson	—	—	1,695	$51,121
Todd Ritterbusch	—	—	—	—
Daniel J. Karas	11,322	136,970	1,817	$50,297

(1)	The value realized on vesting is determined by multiplying the number of vested restricted stock units by the closing price of the Company’s common stock on the vesting date.

Equity Compensation Plan Information

The following table provides certain information with respect to all of our equity compensation plans in effect as of December 31, 2019.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted- average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	225,055	$24.10	338,682
Equity compensation plans not approved by security holders	—	—	—

Total	225,055	24.10	338,682

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Potential Payments as a Result of Termination or Change in Control (CIC)

The table below describes the value of compensation and benefits payable to each named executive officer upon termination that would exceed the compensation or benefits generally available to salaried employees in each termination scenario. Benefits and payments are calculated assuming a December 31, 2019, employment termination date.

Name/Termination Scenario (6)	Severance ($)	Stock Awards ($) (4)	Stock Options ($) (5)	Welfare Benefits ($)	Total
Aaron P. Graft
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$855,000	—	—	$32,400	$887,400
Qualifying Termination—Change in Control (2)	$2,739,866	$621,855	$213,499	$64,800	$3,640,020
Death	—	$621,855	$213,499	—	$835,354
Disability	—	$621,855	$213,499	—	$835,354
Retirement (3)	—	—	—	—	—
R. Bryce Fowler
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$437,500	—	—	$32,400	$469,900
Qualifying Termination—Change in Control (2)	$1,347,376	$315,395	$120,925	$64,800	$1,848,496
Death	—	$315,395	$120,925	—	$436,320
Disability	—	$315,395	$120,925	—	$436,320
Retirement (3)	—	$315,395	$120,925	—	$436,320
Gail Lehmann
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$340,000	—	—	$32,400	$372,400
Qualifying Termination—Change in Control (2)	$988,891	$257,595	$91,854	$43,200	$1,381,540
Death	—	$257,595	$91,854	—	$349,449
Disability	—	$257,595	$91,854	—	$349,449
Retirement (3)	—	$257,595	$91,854	—	$349,449
Adam D. Nelson
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$290,000			$21,600	$311,600
Qualifying Termination—Change in Control (2)	$866,971	$243,319	$106,848	$43,200	$1,260,338
Death	—	$243,319	$106,848	—	$350,167
Disability	—	$243,319	$106,848	—	$350,167
Retirement (3)	—	—	—	—	$—
Todd Ritterbusch
Voluntary Resignation	—	—	—	—	—
Termination for Cause	—	—	—	—	—
Qualifying Termination (no change in control) (1)	$325,000	—	—	$21,600	$346,600
Qualifying Termination—Change in Control (2)	$830,163	$349,869	$13,268	$43,200	$1,236,500
Death	—	$349,869	$13,268	—	$363,137
Disability	—	$349,869	$13,268	—	$363,137
Retirement (3)	—	—	—	—	$—
(1)

A “Qualifying Termination” is a termination of employment by the Company other than for Cause, or a termination of employment by the executive for Good Reason, in each case as such terms are defined in the employment agreement for the applicable named executive officer.

Triumph Bancorp  |  2020 Proxy Statement        41

(2)

A termination of employment is considered a termination in connection with a Change in Control if such termination occurs within 24 months after a Change in Control (as such term is defined in the employment agreement for the applicable named executive officer).

(3)

Retirement is defined as termination (other than for cause) after reaching age 65 or after reaching age 62 and completing at least five (5) years of employment. As of December 31, 2018, Ms. Lehmann and Mr. Fowler are the only named executive eligible to retire in accordance with the Company’s policy and the terms of its equity incentive compensation and benefit plans. Our equity award agreement permits continued vesting of unvested equity awards upon retirement assuming conditions are met as specified within the applicable award agreement.

(4)	Unvested stock awards vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability.
(5)

Unvested stock options vest in full upon a Qualifying Termination within 24 months of a change in control, death or disability. For stock option awards, the value was calculated as the difference between the closing price of the Company stock on December 31, 2019 and the option exercise price.

(6)

Mr. Karas’ employment with the Company terminated September 1, 2019.    In connection with his termination none of his outstanding equity awards received accelerated vesting and he received a cash severance payment of $299,720 plus continuation of COBRA benefits for 12 months valued at $21,600.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Item 402(u) of the SEC’s Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The CEO to median employee pay ratio included in this disclosure is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported below should not be used as a basis for comparison between companies.

We identified the median employee from a list of all employees (full-time and part-time) employed as of December 31, 2019. We determined the median employee based on each employee’s annual cash earnings (consisting of salaries, bonuses and commissions), and annualizing earnings for employees who were not employed for a full year in 2019. After determining the median employee, we calculated the CEO’s and the median employee’s 2019 total compensation in the same manner as the CEO’s compensation provided in the summary compensation table. Based on the foregoing, the CEO’s 2019 annual total compensation is $1,254,853 and the median annual total compensation of all employees (except for the CEO) is $51,807, resulting in a CEO pay ratio of approximately 24.2 to 1.

42        Triumph Bancorp  |  2020 Proxy Statement

DIRECTOR COMPENSATION FOR FISCAL 2019

2019 Director Compensation

In connection with their service on our Board of Directors in 2019, we compensated our non-employee directors through a combination of stock awards and cash retainers related to their service or chairmanship on the board and each board committee. In addition, those of our directors who also served on the board or board committees of TBK Bank, SSB or its subsidiaries also received compensation for such service through a combination of stock awards and cash retainers. Director fees are approved by our Nominating and Corporate Governance Committee after a review process including consideration of competitive peer group benchmarking data. Our director fees for 2019 are outlined in the table below.

	CHAIR ($)			MEMBER ($)
Triumph Bancorp, Inc. Board and Committees	CASH	STOCK		CASH	STOCK
Board	$45,000	$45,000	(1)	$30,000	$30,000	(2)
Audit Committee	$37,500	—		$12,500	—
Compensation Committee	$12,000	—		$3,000	—
Nominating & Corporate Governance Committee	$12,000	—		$3,000	—
Risk Management Committee	$12,000	—		$3,000	—
TBK Bank, SSB Board and Committees
Board	$20,625	$20,625	(1)	$16,500	$16,500	(3)
Executive Loan Committee	$16,500	—		$14,850	—
ALCO Committee	$5,775	—		$3,300	—
Triumph Business Capital
Board	—	—		$20,000	—
(1)

The grant date fair value of Mr. Sepulveda’s award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of February 1, 2019 and July 1, 2019, respectively, in which we granted an aggregate of 2,174 shares of common stock to Mr. Sepulveda for his service as Chair of Triumph Bancorp, Inc. and TBK Bank, SSB.

(2)

The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of February 1, 2019, in which we granted 485 shares of common stock to each non-employee director and on the grant date of July 1, 2019 in which we granted 509 shares of common stock to each non-employee director, excluding Mr. Sepulveda, who was granted shares as described in footnote 1 above.

(3)

The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of February 1, 2019 in which we granted 267 shares of common stock to each non-employee director and on the grant date of July 1, 2019 in which we granted 280 shares of common stock to each non-employee director.

All stock awards were fully vested on the date of grant. All cash retainers are paid quarterly (i.e. one-fourth of the total annual retainer is paid to each director on the first day of each of our fiscal quarters or as soon as practicable thereafter).

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The following table sets forth compensation paid, earned or awarded during 2019 to each of our directors. The table also includes compensation earned by each director that is attributable to such director’s service on the Board of Directors or Committees of TBK Bank, SSB or its subsidiaries, as applicable.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total Compensation ($)
Charles A. Anderson	45,000	29,972	2,500	77,472
Richard Davis	36,000	29,972	—	65,972
Robert Dobrient	36,000	29,972	20,000	85,972
Aaron P. Graft	—	—	—	—
Douglas M. Kratz	42,000	46,466	32,329	120,795
Maribess L. Miller	54,500	29,972	3,270	87,742
Frederick Perpall	33,000	29,972	—	62,972
Michael P. Rafferty	70,500	29,972	—	100,472
Carlos M. Sepulveda, Jr.	45,000	65,553	35,475	146,028
C. Todd Sparks	42,500	46,466	37,125	126,091
Justin N. Trail	33,000	29,972	22,441	85,413
(1)

The grant date fair value of each award is based on the number of shares granted and the NASDAQ closing price of our common stock on the grant date of February 1, 2019 and July 1, 2019. Non-employee directors of Triumph Bancorp, Inc. were granted an aggregate of 994 shares of common stock in 2019. Non-employee directors of TBK Bank, SSB, including Mr. Sepulveda, Mr. Kratz, and Mr. Sparks, were granted an aggregate of 547 shares of common stock in 2019. In addition to the aforementioned awarded shares, Mr. Sepulveda was granted 633 additional shares of common stock for his service as Chairman of Triumph Bancorp, Inc. and TBK Bank, SSB.

(2)

Reflects cash retainers received for service on the boards of directors and board committees of TBK Bank, SSB and its subsidiaries. In addition, with respect to Messrs. Anderson, Kratz, and Trail and Ms. Miller, also includes amounts paid to such individuals as reimbursement for a medical wellness exam pursuant to program available to Company executive officers and directors.

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SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and any persons who own more than 10% of our Common Stock to file reports with the SEC with respect to their ownership of Common Stock. Directors, executive officers and persons owning more than 10% of our Common Stock are required to furnish us with copies of all Section 16(a) reports they file.

Based solely on our review of the copies of such reports received by us and any written representations from reporting persons that no other reports were required of those persons, we believe that during 2019 all such reports required to be filed by our directors and executive officers were filed in a timely manner under Section 16(a).

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CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Review and Approval of Transactions with Related Persons

Transactions by the Company or our subsidiaries with related parties are subject to a formal written policy, as well as regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by our bank subsidiaries with their respective affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by our bank subsidiaries to their respective executive officers, directors and principal stockholders). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our Board of Directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and NASDAQ concerning related party transactions. Related party transactions are transactions in which we are a participant, the amount involved exceeds $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including nominees for election as directors), executive officers, 5% stockholders and the immediate family members of these persons. Our General Counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Nominating and Corporate Governance Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of improper conflicts of interest for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.triumphbancorp.com, as an annex to our Corporate Governance Guidelines.

Triumph Consolidated Cos., LLC Warrant and Registration Rights

On December 12, 2012, we issued a warrant to Triumph Consolidated Cos., LLC (“TCC”) for the purchase of 259,067 shares of our Common Stock (the “TCC Warrant”). The TCC Warrant provided TCC with certain registration rights if we proposed to register any of our capital stock in a public offering. On August 2, 2017, TCC exercised the TCC Warrant in full in connection with its liquidation and winding up. In connection therewith, the TCC Warrant was amended by TCC and the Company to permit such exercise to be made on a “net exercise” basis.

Trinitas Capital Management, LLC

Trinitas Capital Management, LLC (“Trinitas”) is an independent Collateralized Loan Obligation (“CLO”) asset manager formed in 2015. Certain of the Company’s officers and other personnel served as officers of Trinitas (which positions were terminated as to our executive officers during 2017 as part of the sale of our Triumph Capital Advisors, LLC (“TCA”) subsidiary) and certain members of the Company’s board of directors also hold minority membership interests in Trinitas. The Company does not hold any membership interests in Trinitas.

The Company’s former subsidiary, TCA, provided certain middle and back office services to Trinitas as the asset manager of various CLO funds issued by Trinitas. On March 31, 2017, the Company sold 100% of its membership interests in TCA. For the year ended December 31, 2017, the Company (through its interest in TCA) earned fees from Trinitas totaling $521,000. As a result of the TCA sale, as of March 31, 2017, the Company no longer acts as a staffing and services provider for Trinitas. Consequently, no fees were earned by the Company from Trinitas for the years ended December 31, 2019 or 2018. The Company holds investments in the subordinated notes of Trinitas IV CLO Ltd., Trinitas V CLO Ltd., and Trinitas VI CLO Ltd., CLOs managed by Trinitas, with a carrying amount of $8,417,000, $8,487,000 and $8,557,000 at December 31, 2019, 2018 and 2017, respectively.

46        Triumph Bancorp  |  2020 Proxy Statement

TBK Bank Sports Complex Naming Rights Agreement

Director Doug Kratz is owner and principal of The BettPlex LLC, an entity that has developed and is operating a multi-use youth athletic complex in Bettendorf, IA. The Company’s subsidiary bank, TBK Bank, SSB, has made a Regulation O loan to The BettPlex LLC in connection with the development and financing of this facility. In December 2017, the Company entered into an agreement with The BettPlex LLC to become the naming rights sponsor of the facility, which is known as the “TBK Bank Sports Complex.” The naming rights agreement provides that TBK Bank will retain these rights for a term of seven years and will pay an annual fee of $250,000 per year in years one through five and $275,000 per year in years six and seven. No payments were made under this agreement in 2017. In each of 2018 and 2019, the Company paid an amount equal to $250,000, in respect of the first and second years (covering the period from June 1, 2018 to May 31, 2019 and June 1, 2019 to May 31, 2020, respectively) of such naming rights agreement. The naming rights agreement was approved by our Nominating and Corporate Governance Committee which, in addition to the factors set forth above, reviewed and considered applicable naming rights arrangements for similar facilities in the same region as this facility.

Cratebind LLC/Jordan Graft

Triumph Business Capital, a wholly-owned subsidiary of TBK Bank, SSB, engaged Cratebind LLC (“Cratebind”) to provide certain software consulting services, in particular as related to the development of its blockchain and payments technologies as a complement to its traditional factoring operations. Jordan Graft, the brother of Chief Executive Officer Aaron Graft, was previously a principal of Cratebind LLC. Payments for work performed by Cratebind in respect of the Company’s 2017 fiscal year totaled $80,431. Payments for the Company’s 2018 fiscal year totaled $281,245, of which $91,353 was attributable to the period following Mr. Jordan Graft’s separation from such entity. No payments were made to Cratebind for the Company’s 2019 fiscal year. The Cratebind arrangement was approved by our Nominating and Corporate Governance Committee, which in addition to the factors described above considered the unique skills of the Cratebind personnel (including Mr. (Jordan) Graft) with respect to blockchain and payments applications, and the fees to be charged as part of the engagement compared to other software consulting firms engaged by the Company for other projects.

In March 2018, the Company hired Mr. (Jordan) Graft in a full time capacity to continue to oversee the Company’s development of blockchain and payments technologies, including its TriumphPay platform. Mr. (Jordan) Graft’s compensation included a base salary of $275,000 for 2019 and a pro-rated base salary of $250,000 for 2018, annual equity awards equal to 35% of his base salary, and participation in annual incentive compensation programs commensurate with other senior executive leaders in charge of business units (with payments under such programs to be approved by our Compensation Committee).

No additional incentive compensation was paid to Mr. (Jordan) Graft in 2018. In 2019, the Compensation Committee approved an incentive bonus of $580,000 for Mr. (Jordan Graft), paid 70% in cash and 30% in restricted stock. Mr. (Jordan) Graft also participated in the 2019 Cumulative EPS Award described under “Compensation Discussion and Analysis-2019 Executive Compensation Program and Pay Decisions-2019 Cumulative EPS Award” with a target award of 12,500 shares of common stock. For 2020, the Compensation Committee has approved a base salary of $425,000 for Mr. (Jordan) Graft, which took into account the growth and expansion of the Company’s TriumphPay platform and alignment of Mr. (Jordan) Graft’s compensation with senior leaders at Triumph Business Capital. Mr. (Jordan) Graft’s employment and compensation arrangements have been reviewed and approved by each of the Company’s Compensation and Nominating and Corporate Governance Committees.

HPI Corporate Services LLC Brokerage Engagements

The Company has engaged HPI Corporate Services LLC to provide tenant advisory services in connection with certain real estate leasing transactions entered into by the Company and its subsidiaries, including the expansion and extension of our corporate headquarters office lease and the lease for the main

Triumph Bancorp  |  2020 Proxy Statement        47

office of Triumph Business Capital, our factoring subsidiary. Richard Anderson, brother of Director Charles Anderson, is a minority investor in HPI Corporate Services LLC. The total amount of brokerage fees, net of commissions rebated to the Company per the terms of such brokerage arrangements, paid by the landlords for such transactions to HPI Corporate Services, LLC for our 2018 fiscal year totaled $626,351. Our Nominating and Corporate Governance Committee approved (with Director Anderson abstaining) the engagement of HPI Corporate Services LLC for such transactions after considering, among other factors, the rates payable for such brokerage engagement compared to similar industry transactions and the expertise of HPI Corporate Services LLC in corporate real estate transactions.

Loans and Banking Relationships

Certain of our officers, directors and 5% stockholders, as well as their immediate family members and affiliates, are customers of, or have or have had transactions with, our bank subsidiaries or the Company in the ordinary course of business. These transactions include deposits, loans, wealth management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us and do not involve more than normal risk of collectability or present other features unfavorable to us. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers, directors and 5% stockholders, as well as their immediate family members and affiliates. No related party loans were categorized as nonaccrual, past due, restructured or potential problem loans as of the date of this proxy statement.

In December 2018, the Company sold a loan with an aggregate principal balance of $9,781,000 to an entity in which Director Todd Sparks, together with members of his family, have a majority interest. The loan, which was originated as a Regulation O loan due to the interests of Director Sparks in the borrower for such loan, was sold at a purchase price equal to 100% of the outstanding principal balance of the loan plus accrued interest and therefore, resulted in no gain or loss for the year ended December 31, 2018. The loan was sold by the Company due to credit deterioration at the borrower which would have caused the loan to be classified as a substandard non-performing loan had it remained on the Company’s balance sheet as of December 31, 2018. Our Nominating and Corporate Governance Committee approved this transaction after determining that the terms of such purchase were at least as favorable as those that could be obtained from any third-party purchaser.

48        Triumph Bancorp  |  2020 Proxy Statement

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables set forth below contain information regarding the amount and percent of shares of Common Stock that as of March 10, 2020 are deemed under the rules of the SEC to be “beneficially owned” by each member of our Board of Directors, by each nominee for election to our Board of Directors, by each of our executive officers, by all of our directors and executive officers as a group, and by any person or “group” (as that term is used in the Exchange Act) known to us to be a “beneficial owner” of more than 5% of the outstanding shares of Common Stock as of that date. The information concerning the beneficial ownership of our directors and officers is based solely on information provided by those individuals. Unless otherwise stated, the beneficial owner has sole voting and investment power over the listed Common Stock or shares such power with his or her spouse. As of March 10, 2020, there were 24,101,120 shares of Common Stock outstanding.

Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

	As of March 10, 2020

Name of Beneficial Owner Greater than 5% stockholders	Number of Shares	Percent of Class
BlackRock, Inc. (1)	3,657,698	15.18%
Wellington Management Group, LLP (2)	2,058,650	8.54%
The Vanguard Group (3)	1,579,153	6.55%

(1)

Consists of 3,657,698 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by BlackRock, Inc. Based on information set forth in a Schedule 13G/A filed by such persons on February 4, 2020. The address of such persons is BlackRock, Inc., 55 East 52nd Street, New York, NY 10055.

(2)

Consists of 2,058,650 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by Wellington Management Group LLP. Based on information set forth in a Schedule 13G/A filed by such persons on January 27, 2020. The address of such persons is c/o Wellington Management Company, LLP, 280 Congress Street, Boston, MA 02210.

(3)

Consists of 1,579,153 shares of Common Stock beneficially owned of record by clients of one or more investment advisers directly or indirectly owned by The Vanguard Group. Based on information set forth in a Schedule 13G filed by such persons on February 12, 2020. The address of such persons is The Vanguard Group, 100 Vanguard Blvd., Malvern, PA 19355.

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Executive Officers, Directors and Nominees	Shares Directly or Indirectly Owned		Shares Issuable Within 60 Days	Shares Subject to Future Vesting Requirements	Stock Options Exercisable Within 60 Days	Total Shares Beneficially Owned	Percent of Class

Carlos M. Sepulveda, Jr.	528,110		—	—	—	528,110	2.19%

C. Todd Sparks	352,175	(2)	—	—	—	352,175	1.46%

Aaron P. Graft	299,664	(1)	—	8,313	31,991	339,968	1.41%

Douglas M. Kratz	294,680	(3)	—	—	—	294,680	1.22%

Richard L. Davis	226,945	(4)	—	—	—	226,945	*

Charles Anderson	165,337		—	—	—	165,337	*

Justin Trail	105,191	(5)	—	—	—	105,191	*

R. Bryce Fowler	52,355		—	4,344	18,173	74,872	*

Robert Dobrient	68,358	(6)	—	—	—	68,358	*

Gail Lehmann	25,372		—	3,417	13,580	42,369	*

Michael P. Rafferty	35,664		—	—	—	35,664	*

Adam D. Nelson	14,949		—	3,535	16,693	35,177	*

Maribess Miller	25,080	(7)	—	—	—	25,080	*

Todd Ritterbusch	—			7,062	472	7,534

Frederick Perpall	3,826		—	—	—	3,826	*

Debra Bradford	—		—	—	—	—	—

Laura Easley	—		—	—	—	—	—

All directors, nominees and executive officers, as a group (17 persons)						2,305,286	9.53%
*	Indicates less than 1%
(1)

Excludes 3,315 shares of Common Stock held by Mr. Graft’s wife, Kimberly Graft through Goldman Sachs FBO Kimberly Graft Roth IRA. 90,000 shares of stock held by Mr. Graft have been pledged to Veritex Bank, N.A. in connection with a personal loan facility entered into by Mr. Graft.

(2)

Mr. Sparks exercises voting and dispositive control over an aggregate of 302,390 shares of Common Stock held by SBS Equity, LLC, The Sparks Foundations, Inc., a 501(c)3 organization, and Sparco Market Fund. Mr. Sparks disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest therein.

(3)	Includes 141,057 shares of Common Stock acquired through the conversion of 20,325 shares of Series B Preferred Stock effective October 26, 2018.
(4)

Includes (i) 75,979 shares indirectly owned as trustee of the Sheree Davis 2006 Children’s Trust, (ii) 75,979 shares indirectly owned as trustee of the Richard Davis 2006 Family Trust, and (iii) 6,926 shares indirectly owned as trustee of the Rick and Sheree Davis Family Foundation, a 501(c)3 organization. Mr. Davis disclaims beneficial ownership of such shares except to the extent of his pecuniary interest therein.

(5)

Includes (i) 12,859 shares of Common Stock beneficially owned through Equity Trust Company Custodian FBO Justin Trail Sep IRA, (ii) 458 shares of Common Stock indirectly owned through E*TRADE UTMA/UGMA Accounts FBO Mr. Trail’s minor children, and (iii) 34,251 shares of Common Stock beneficially owned through JTHT Enterprises, Ltd. Mr. Trail exercises voting and dispositive control over the shares of Common Stock held by JTHT Enterprises, Ltd. and by the UTMA/UGMA accounts of his minor children. Mr. Trail disclaims beneficial ownership of such shares of Common Stock, except to the extent of his pecuniary interest therein. Excludes 5,013 shares held by Mr. Trail’s wife, Tamera Trail through Equity Trust Company Custodian FBO Tamera Trail IRA.

(6)	Includes shares beneficially owned through E*TRADE Securities LLC, as custodian for Robert Dobrient IRA.
(7)

Includes (i) 8,000 shares of Common Stock beneficially owned by Ms. Miller through PTC/Botsford Financial Group FBO Maribess Lehmann Miller IRA, (ii) 1,000 shares of Common Stock beneficially owned through Merrill Lynch FBO Maribess L. Miller SEP IRA, and (iii) 10,050 shares of Common Stock beneficially owned through PTC CUST IRA FBO Maribess Lehmann Miller IRA.

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PROPOSAL 2:  ADVISORY APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION

With this Proposal 2, the Company’s stockholders are being asked to provide advisory approval of the 2019 compensation of the Company’s named executive officers, as it has been described in the “Executive Compensation” section of this Proxy Statement. This proposal, commonly known as a “say on pay” proposal, gives each stockholder the opportunity to endorse or not endorse the Company’s executive pay program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the named executive officers and the philosophy, policies and practices described in this Proxy Statement. While this vote is advisory and not binding on the Company, it will provide the Company with information regarding investor sentiment about its executive compensation philosophy, policies and practices, which the Compensation Committee will be able to consider when determining executive compensation for the remainder of its 2020 fiscal year and beyond. While the say on pay vote is a formal means for soliciting stockholder feedback, the Company also welcomes the opportunity to engage with stockholders at any time.

In deciding how to vote on this Proposal, the Board encourages you to read the “Executive Compensation – Compensation Disclosure and Analysis” section of this Proxy Statement and the tabular and narrative disclosure which follows it. In those sections, we discuss each element of compensation, including base salaries, short-term incentives and long-term incentives. We also discuss our policies and other factors which affect the decisions of our Compensation Committee.

The Company believes that its executive compensation policies and procedures are competitive, focused on pay-for-performance principles, strongly aligned with the long-term interests of the Company’s stockholders and designed to attract and retain the talent needed to drive stockholder value and help the Company meet or exceed its financial and performance targets. The Company also believes that the compensation of its named executive officers for 2019 reflected the Company’s financial results for 2019. Accordingly, stockholders are being asked to vote on the following resolution to be presented at the Annual Meeting:

“RESOLVED, that the holders of the Common Stock hereby approve the compensation of the named executive officers as described in this Proxy Statement under the heading “Executive Compensation”, including the Compensation Discussion and Analysis, the compensation tables and related footnotes.”

The vote by the stockholders will be a non-binding, advisory vote, meaning that the voting results will not be binding on the Company, the Compensation Committee or the Board or overrule or affect any previous action or decision by the Compensation Committee or the Board or any compensation previously paid or awarded. However, the Compensation Committee and the Board will take the voting results into account when determining executive compensation matters in the future. Proxies will be voted for the approval of the named executive officers’ compensation unless otherwise specified.

The Board recommends that you vote FOR the approval of the non-binding advisory resolution regarding the compensation of the named executive officers as set forth in this Proxy Statement

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PROPOSAL 3:  RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

Appointment of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed the accounting firm of Crowe LLP to serve as Triumph’s independent registered public accounting firm for the fiscal year ending December 31, 2020. A proposal to ratify that appointment will be presented at the Annual Meeting. Representatives of Crowe LLP are expected to be present at the meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

Stockholder ratification of the selection of Crowe LLP as our independent public accountants is not required by our Bylaws or other applicable legal requirement. However, the Board of Directors is submitting the selection of Crowe LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee at its discretion may direct the appointment of a different independent accounting firm at any time during the year if it determines that such a change would be in our best interests and our stockholders’ best interests.

Audit and Non-Audit Fees

For the fiscal years ended December 31, 2019 and 2018, Crowe LLP provided various audit and audit-related services to the Company. Set forth below are the aggregate fees billed for these services:

	2019	2018
Audit fees	$1,208,716	$1,206,993
Audit-related fees	39,033	40,830
Tax fees	258,030	265,197

	$1,505,779	$1,513,020

Audit fees include aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements, for the review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, for the issuance of comfort letters and SEC consents, and for the audit pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-related fees are fees for assurance and related services that are reasonably related to Crowe LLP’s audits and are not reported under “audit fees”, including, during 2019 and 2018, work performed in connection with employee benefit plan audits and consultations concerning accounting and financial reporting standards.

Tax fees for 2019 include approximately $195,000 for tax compliance, including the preparation, filing, and review of tax returns and approximately $63,000 for tax consulting related to tax advice and tax planning.

Tax fees for 2018 include approximately $130,000 for tax compliance, including the preparation, filing, and review of tax returns and approximately $135,000 for tax consulting related to merger and acquisition analysis and tax advice and tax planning.

No fees were billed for professional services rendered for services or products other than those listed under the captions “Audit Fees”, “Audit-Related Fees”, and “Tax Fees” for 2018 and 2019.

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Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee of the Board of Directors has implemented procedures to ensure that all audit, audit-related and permitted non-audit services provided to us are pre-approved by the Audit Committee. Any audit and non-audit services require specific pre-approval by the Audit Committee. The Audit Committee may delegate pre-approval authority to one or more of its members when expedition of services is necessary and this special pre-approval is reported out at the next meeting of the Audit Committee.

All of the audit-related, tax and all other services provided by Crowe LLP to us in 2019 were approved by the Audit Committee. The Audit Committee has determined that all non-audit services provided by Crowe LLP in 2019 were compatible with maintaining its independence in the conduct of its auditing functions.

The Board of Directors unanimously recommends a vote FOR the ratification of our appointment of Crowe LLP as our independent registered public accounting firm for the current fiscal year.

Triumph Bancorp  |  2020 Proxy Statement        53

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management has the primary responsibility for the financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Annual Report with Company management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and accounting estimates, and the clarity of disclosures in the financial statements. Also, the Audit Committee reviewed and discussed with management and the independent auditor the quarterly and annual earnings press releases and financial statements prior to their issuance.

The Audit Committee is governed by a charter. A copy of the charter is available on the Company’s website at http://ir.triumphbancorp.com. The Audit Committee held nine meetings during 2019. The Company’s current Audit Committee Charter was last updated on July 23, 2019. The Audit Committee is comprised solely of independent directors as defined by NASDAQ listing standards and Rule 10A-3 of the Securities Exchange Act of 1934. Two of the three Audit Committee members are audit committee financial experts as defined by the SEC.

The meetings of the Audit Committee are designed to facilitate and encourage communication among the Audit Committee, the Company, the Company’s internal auditors and the Company’s independent auditor. The Audit Committee discussed with the Company’s internal auditors and independent auditor the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal control, and the overall quality of the Company’s financial reporting.

The Audit Committee recognizes the importance of maintaining the independence of the Company’s Independent Auditor, both in fact and appearance. The Audit Committee evaluates the qualifications, performance and independence of the Company’s Independent Auditor and its lead partner and makes a determination whether to re-engage the current Independent Auditor. In doing so, the Audit Committee considers the quality and efficiency of the services provided by the auditors, the auditors’ capabilities and the auditors’ technical expertise and knowledge of the Company’s operations and industry. The Audit Committee participates in discussions and negotiations of audit and audit-related fees and approves all fees and services of the Independent Auditor. The Audit Committee has appointed Crowe LLP as the Company’s Independent Auditor for 2020. Crowe LLP has been the Independent Auditor for the Company since 2012.

The members of the Audit Committee and the Board of Directors believe that, due to Crowe LLP’s knowledge of the Company and of the industries in which the Company operates, it is in the best interests of the Company and its stockholders to continue retention of Crowe LLP to serve as the Company’s Independent Auditor. The Audit Committee has overall responsibility for the appointment, compensation and oversight of the Independent Auditor. Although the Audit Committee has the sole authority to appoint the Independent Auditor, the Audit Committee will continue to recommend that the Board of Directors ask the stockholders, at the Annual Meeting, to ratify the appointment of the Independent Auditor.

The Audit Committee reviewed with the Independent Auditor, which is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with U.S. generally accepted accounting principles, its judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee by the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), including PCAOB Auditing Standard No. 16, Communications with Audit Committees, the rules of the SEC, and other applicable regulations. The Audit Committee also discussed with the Independent Auditor the critical audit

54        Triumph Bancorp  |  2020 Proxy Statement

matter included in the Independent Auditor’s 2019 report. In addition, the Audit Committee has discussed with the Independent Auditor the firm’s independence from Company management and the Company, including the matters in the letter from the firm required by PCAOB Rule 3526, Communication with Audit Committees Concerning Independence, and considered the compatibility of non-audit services with the Independent Auditor’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, filed by the Company with the SEC.

THE AUDIT COMMITTEE

Michael P. Rafferty, Chairman

Maribess L. Miller

C. Todd Sparks

March 26, 2020

Triumph Bancorp  |  2020 Proxy Statement        55

STOCKHOLDER PROPOSALS

Stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2021 proxy statement and acted upon at our 2021 Annual Meeting (the “2021 Annual Meeting”) must be received by us at our executive offices at 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251, Attention: Corporate Secretary, on or prior to November 27, 2020. If, however, the 2021 Annual Meeting takes place more than 30 days before or after May 7, 2021, then the deadline for stockholder proposals submitted pursuant to SEC Rule 14a-8 for inclusion in our 2021 proxy statement and acted upon at our 2021 Annual Meeting shall be a date that we determine to be a reasonable time before we begin to print and send our Proxy Materials. In this event, we will disclose this deadline in a public filing with the SEC.

Stockholder proposals submitted for consideration at the 2021 Annual Meeting but not submitted pursuant to SEC Rule 14a-8, including stockholder nominations for candidates for election as directors, generally must be delivered to the Secretary at our executive offices not later than 90 days nor earlier than 120 days before the first anniversary of the date of the 2020 Annual Meeting. As a result, any notice given by a stockholder pursuant to the provisions of our Bylaws (other than notice pursuant to SEC Rule 14a-8) must be received no earlier than January 8, 2021 and no later than February 17, 2021. However, if the date of the 2020 Annual Meeting occurs more than 30 days before or more than 60 days after May 7, 2021, notice by the stockholder of a proposal must be delivered no later than the later of 70 days prior to the date of such annual meeting or the 7th day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which we first make a public announcement of the date of the annual meeting. Stockholder proposals or nominations must include the specified information concerning the stockholder and the proposal or nominee as described in our Bylaws.

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HOUSEHOLDING

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirement for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report addressed to all holders at that address. This process is commonly known as “householding.” To conserve resources and reduce expenses, we consolidate materials under these rules when possible. Stockholders who participate in householding will receive separate proxy cards.

Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to stockholders of record sharing an address. This means that stockholders of record who share an address will each be mailed a separate Notice of Internet Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our Common Stock for their customers may household proxy materials or notices. Stockholders sharing an address whose shares of our Common Stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future.

If at any time you would like to receive a paper copy of the annual report or proxy statement, please write to Investor Relations, Triumph Bancorp, Inc., 12700 Park Central Drive, Suite 1700, Dallas, Texas 75251.

By Order of the Board of Directors,

Aaron P. Graft

President and Chief Executive Officer

Triumph Bancorp  |  2020 Proxy Statement        57

TRIUMPH

12700 Park Central Drive
Suite 1700
Dallas, Texas 75251
triumphbancorp.com

ANNUAL MEETING OF TRIUMPH BANCORP, INC.

Date:	May 7, 2020
Time:	1:00 p.m. (Central Daylight Time)
Place:	3 Park Central, 12700 Park Central Drive, Basement Level,
Conference Room 1, Dallas, TX 75251

Please make your marks like this:  ☒ Use dark black pencil or pen only

Board of Directors Recommends a Vote FOR proposals 1, 2 and 3.

1:	Election of Directors					Directors Recommend
		For	Against	Abstain
	01 Carlos M. Sepulveda, Jr.	☐	☐	☐		For
	02 Charles A. Anderson	☐	☐	☐		For
	03 Douglas M. Kratz	☐	☐	☐		For
	04 Richard L. Davis	☐	☐	☐		For
	05 Michael P. Rafferty	☐	☐	☐		For
	06 C.Todd Sparks	☐	☐	☐		For
	07 Debra Bradford	☐	☐	☐		For
	08 Laura Easley	☐	☐	☐		For
		For	Against	Abstain

2:	To approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in the Proxy Statement.	☐	☐	☐		For

3:	To ratify the appointment of Crowe LLP as our independent registered public accounting firm.	☐	☐	☐		For

4:	To transact any business as may properly come before the Annual Meeting or any adjournments or postponements.

	To attend the meeting and vote your shares in person, please mark this box.				☐

Authorized Signatures - This section must be completed for your Instructions to be executed.

Please Sign Here	Please Date Above

Please Sign Here	Please Date Above

Please sign exactly as your name(s) appears on your stock certificate. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

Annual Meeting of Triumph Bancorp, Inc.

to be held on Thursday, May 7, 2020

for Holders as of March 10, 2020

This proxy is being solicited on behalf of the Board of Directors

INTERNET	VOTE BY:	TELEPHONE

Go To		866-206-5381
www.proxypush.com/TBK	OR	• Use any touch-tone telephone.
• Cast your vote online. • View Meeting Documents.		• Have your Proxy Card/Voting Instruction Form ready.
	MAIL	• Follow the simple recorded instructions.

OR	• Mark, sign and date your Proxy Card/Voting Instruction Form.
• Detach your Proxy Card/Voting Instruction Form.
• Return your Proxy Card/Voting Instruction Form in the postage- paid envelope provided.

The undersigned hereby appoints Adam D. Nelson and Gail Lehmann, and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of Triumph Bancorp, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED, OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN ITEM 1 AND SHARES WILL BE VOTED FOR THE PROPOSALS IN ITEM 2, AND ITEM 3, AND AUTHORITY WILL BE GRANTED UNDER ITEM 4.

PROXY TABULATOR FOR
TRIUMPH BANCORP, INC.
P.O. BOX 8016
CARY, NC 27512-9903

Proxy — Triumph Bancorp, Inc.

Annual Meeting of Stockholders

May 7, 2020, 1:00 p.m. (Central Daylight Time)

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints Adam D. Nelson and Gail Lehmann (the “Named Proxies”) and each of them as proxies for the undersigned, with full power of substitution, to vote the shares of common stock of Triumph Bancorp, Inc., a Texas corporation (“the Company”), the undersigned is entitled to vote at the Annual Meeting of Stockholders of Triumph Bancorp, Inc. to be held at 3 Park Central, 12700 Park Central Drive, Basement Level, Conference Room 1, Dallas, TX 75251, on Thursday, May 7, 2020 at 1:00 p.m. (CDT) and all adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted “FOR” all nominees for director, “For” the Proposals in Item 2 and Item 3. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the Annual Meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign and return this card.